Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

General atlantic (amplify) holdco llc,

GENERAL ATLANTIC (AMPLIFY) LLC,

amplify holdings LLC,

CRACKLE PURCHASER CORP.,

CRACKLE MERGER SUB I CORP.,

CRACKLE MERGER SUB II CORP.,

GA ESCROW, LLC,

as the Seller Representative

AND

JWF ROLLOVER, LLC,

as the Merger Participant Tax Representative

DATED AS OF JUNE 19, 2017

i

Article 5 REPRESENTATIONS AND WARRANTIES OF THE BLOCKER SELLER	47
5.1 Organization and Qualification	47
5.2 Authority; Binding Obligation	48
5.3 No Defaults or Conflicts	48
5.4 No Governmental Authorization Required	48
5.5 Capitalization	49
5.6 Compliance With Laws; Litigation	49
5.7 Taxes	49
5.8 Brokers	51
5.9 Exclusivity of Representations	51
Article 6 REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES	52
6.1 Organization	52
6.2 Authority; Binding Obligation	52
6.3 No Defaults or Conflicts	52
6.4 No Authorization or Consents Required	53
6.5 Brokers	53
6.6 Litigation	53
6.7 Reliance	53
6.8 Investment Purpose	53
6.9 Financing	54
Article 7 COVENANTS	55
7.1 Conduct of Business of the Company	55
7.2 Access to Information; Confidentiality; Public Announcements	58
7.3 Filings and Authorizations; Consummation	59
7.4 Resignations	60
7.5 Further Assurances	60
7.6 Officer and Director Indemnification and Insurance	61
7.7 Exclusivity	62
7.8 Waiver of Conflicts Regarding Representation	63
7.9 Employee Matters	63
7.10 Equity Plan Matters	64
7.11 FIRPTA Certificates	64
7.12 Access to Books and Records	65
7.13 Blocker Capitalization	65
7.14 Tax Matters	65
7.15 Financing	68
7.16 Financing Assistance	69
7.17 Section 280G Matters	73

Article 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER	73
8.1 Representations and Warranties Accurate	74
8.2 Performance	74
8.3 Officer’s Certificate	74
8.4 Legal Prohibition	74
8.5 HSR Act; Approvals	74
8.6 No Material Adverse Effect	75
8.7 Blocker Capitalization	75
Article 9 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE BLOCKER SELLER	75
9.1 Representations and Warranties Accurate	75
9.2 Performance	75
9.3 Officer Certificate	75
9.4 Legal Prohibition	75
9.5 HSR Act; Approvals	75
Article 10 TERMINATION	76
10.1 Termination	76
10.2 Survival After Termination	77
10.3 Fees and Expenses Following Termination	77
Article 11 MISCELLANEOUS	79
11.1 Nonsurvival of Representations, Warranties and Covenants	79
11.2 Expenses	80
11.3 Amendment	80
11.4 Entire Agreement	80
11.5 Headings	80
11.6 Notices	80
11.7 Exhibits and Schedules	82
11.8 Waiver	82
11.9 Binding Effect; Assignment	82
11.10 No Third Party Beneficiary	83
11.11 Counterparts	83
11.12 Buyer Release	83
11.13 Blocker Seller Release	84
11.14 Governing Law and Jurisdiction	85
11.15 WAIVER OF JURY TRIAL	85
11.16 Conveyance Taxes	86
11.17 Specific Performance	86
11.18 Severability	86
11.19 Limitation on Recourse	87
11.20 Seller Representative Expense Fund	87
11.21 Seller Representative	88
11.22 Merger Participant Tax Representative	89

ANNEXES AND EXHIBITS

Exhibit A	Current Assets and Current Liabilities
Exhibit B	Balance Sheet Rules
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Member Approval

Annex I	Terms of 2017 Contingent Value Rights

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 19, 2017, by and among Crackle Purchaser Corp., a Delaware corporation (“Buyer”), Crackle Merger Sub I Corp., a Delaware corporation and wholly owned subsidiary of Buyer (“Merger Sub I”), Crackle Merger Sub II Corp., a Delaware corporation and wholly owned subsidiary of Merger Sub I (“Merger Sub II”, and together with Buyer and Merger Sub I, the “Parent Parties”), General Atlantic (Amplify) Holdco LLC, a Delaware limited liability company (the “Blocker Seller”), General Atlantic (Amplify) LLC, a Delaware limited liability company (the “GA Blocker”), Amplify Holdings LLC, a Delaware limited liability company (the “Company”), GA Escrow, LLC, a Delaware limited liability company, solely in its capacity as the representative of the Blocker Seller and the Merger Participants (as defined below) (the “Seller Representative”) and JWF Rollover, LLC, a North Carolina limited liability company, solely in its capacity as the representative of the Blocker Seller and the Merger Participants with respect to certain tax matters described in Section 7.14 (the “Merger Participant Tax Representative”).

RECITALS

WHEREAS, the Blocker Seller is the record and beneficial owner of all of the issued and outstanding equity interests of the GA Blocker (such equity interests, collectively, the “Blocker Interests”);

WHEREAS, the GA Blocker is the record and beneficial owner of 1,627,541 Preferred Units (as defined in the Company LLC Agreement) of the Company (the “Blocker Company Units”);

WHEREAS, Buyer wishes to acquire, on the terms and subject to the conditions set forth in this Agreement, all of the Blocker Interests and the remaining Preferred Units, Common Units (as defined in the Company LLC Agreement) and Incentive Units of the Company that are not held by the GA Blocker or by Buyer or its Subsidiaries at the time of the Mergers (as defined below);

WHEREAS, Buyer has formed (i) Merger Sub I, solely for the purpose of effecting a merger of Merger Sub I with and into the GA Blocker, with the GA Blocker being the surviving limited liability company (such entity, the “Blocker Surviving LLC”, and such merger, the “Blocker Merger”) on the terms and subject to the conditions set forth in this Agreement, including Section 264 of the DGCL (as defined below) and Section 18-209 of the DLLCA (as defined below), and (ii) Merger Sub II, solely for the purpose of effecting a merger of Merger Sub II with and into the Company, with the Company being the surviving limited liability company (such entity, the “Company Surviving LLC”, and such merger, the “Company Merger”), on the terms and subject to the conditions set forth in this Agreement, including Section 264 of the DGCL and Section 18-209 of the DLLCA;

WHEREAS, as a result of the (i) Blocker Merger and the Company Merger (together, the “Mergers”) and (ii) Rollover Contributions (as defined below), Buyer shall own all of the Blocker Interests and shall own, directly or indirectly, all of the issued and outstanding Preferred Units, Common Units and Incentive Units of the Company (together with any other equity securities of the Company, the “Company Units”);

WHEREAS, as a condition and material inducement to the Blocker Seller’s and the Company’s execution and delivery of this Agreement, each of the Guarantors (as defined below), is executing and delivering to the Company a limited guaranty (each, a “Limited Guaranty”), pursuant to which, and subject to the terms and conditions thereof, the Guarantors have guaranteed certain of the obligations of the Parent Parties hereunder;

WHEREAS, the managing directors of the GA Blocker have (i) determined that it is in the best interests of the GA Blocker and its sole member, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Blocker Merger;

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the Company’s equityholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Company Merger and (iii) resolved to recommend adoption of this Agreement by the equityholders of the Company;

WHEREAS, in accordance with Section 7.5 of this Agreement, the Company LLC Agreement (as defined below) and the DLLCA, a majority in interest of the equityholders of the Company will approve and adopt this Agreement by executing and delivering written consents in the form attached hereto as Exhibit D (the “Member Approval”);

WHEREAS, the respective boards of directors of Merger Sub I and Merger Sub II have unanimously (i) determined that it is in the best interests of Merger Sub I and Merger Sub II, as applicable, and their respective stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Blocker Merger and the Company Merger, as applicable, and (iii) resolved to recommend adoption of this Agreement by the stockholders of Merger Sub I and Merger Sub II, as applicable;

WHEREAS, immediately following the execution of this Agreement, the sole stockholder of each of Merger Sub I and Merger Sub II will approve and adopt this Agreement by written consent; and

WHEREAS, immediately prior to the consummation of the transactions contemplated by this Agreement, the Blocker Seller and the GA Blocker will consummate the Blocker Capitalization (as defined below).

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

Article 1

DEFINITIONS

1.1              Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Accounting Methodology” means GAAP applied on a consistent basis using the accounting principles, methods and practices utilized in preparing the Audited Balance Sheet.

“Acknowledgment Letter” means a letter agreement, dated as of the date hereof, in the form provided to Buyer prior to the execution of this Agreement, among the holders of Common Units, the Blocker Seller and Red Ventures.

“Action” means any action, claim, charge, complaint, examination, hearing, petition, suit, arbitration, mediation or other proceeding, in each case before any Governmental Authority, whether civil, criminal, administrative or otherwise, in law or in equity.

“Adjustment Escrow Amount” means $1,398,207.

“Affiliate” means, as to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such first Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock, by Contract or otherwise. Notwithstanding anything to the contrary set forth in this Agreement, (i) solely for purposes of this Agreement (other than Sections 4.19 and 7.1(a)(xiii), which shall not be subject to this proviso), no portfolio company of General Atlantic LLC or its Affiliates shall be deemed or treated as an Affiliate of the Blocker Seller or the Company and (ii) solely for purposes of this Agreement (other than Sections 7.3(e) and 7.3(f), which shall not be subject to this proviso), no portfolio company of Hellman & Friedman LLC or its Affiliates shall be deemed or treated as an Affiliate of any Parent Party.

“Aggregate Closing Date Consideration” means an amount equal to the Enterprise Value (a) plus the sum of (i) the Working Capital Overage, if any, and (ii) Closing Cash, and (b) minus the sum of (i) the Working Capital Underage, if any, (ii) Closing Indebtedness, (iii) the Seller Expenses, (iv) the Adjustment Escrow Amount and (v) the Seller Representative Expense Fund.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Audited Balance Sheet” shall have the meaning as set forth in the definition of Financial Statements.

“Audited Financial Statements” shall have the meaning as set forth in the definition of Financial Statements.

“Balance Sheet Rules” means, collectively, the Accounting Methodology and the rules set forth on Exhibit B attached hereto; provided that in the event of any conflict between the Accounting Methodology and the rules set forth on Exhibit B, the rules set forth on Exhibit B shall apply.

“Blocker Note” means that certain promissory note dated as of June 13, 2013 between the GA Blocker, as the borrower, and Blocker Seller, as the lender, for an aggregate principal amount of $75,000,000 plus interest accrued thereon.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by Law or executive order to close.

“Closing Cash” means all cash and cash equivalents (including marketable securities but excluding restricted cash, if any) of the Company and the Company Subsidiaries determined on a consolidated basis as of 11:59 p.m. New York City time on the day immediately prior to the Closing Date, without giving effect to the transactions contemplated hereby, calculated in accordance with the Balance Sheet Rules and (a) net of any outstanding checks written by, or wires in transit issued by, the Company or any of its Subsidiaries and (b) not including any amounts: (i) in respect of any security deposits, (ii) attributable to credit card receivables accounted for in the Company’s and its Subsidiaries credit card deposits in transit and credit card clearing accounts or (iii) held in escrow in connection with (x) the transactions contemplated by that certain Stock Purchase Agreement, dated as of December 5, 2016, by and among Wirepath Sub, Autonomic Controls, Inc. and the other parties named therein, (y) the Visualint Acquisition or (z) any other acquisition by the Company or any of its Subsidiaries.

“Closing Indebtedness” means the amount of Indebtedness of the Company and the Company Subsidiaries determined on a consolidated basis as of immediately prior to the Closing on the Closing Date.

“Closing Working Capital” means the Working Capital as of 11:59 pm New York City time on the day immediately prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986.

“Commitment Letters” means the Equity Commitment Letter and the Debt Commitment Letter.

“Company Affiliated Person” means: (i) any director, manager or executive officer of the Company Group; (ii) the Blocker Seller; (iii) any director, manager or executive officer of the Blocker Seller; (iv) any spouse or child of any of the individuals referenced in the foregoing clauses; or (v) any Affiliate of any Person referenced in the foregoing clauses.

“Company Group” means the GA Blocker, the Company and the Company Subsidiaries.

“Company LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of January 26, 2015, as amended, supplemented or otherwise modified from time to time prior to the date hereof.

“Contract” means any contract, agreement, lease, license, note, indenture or other binding commitment.

“Current Assets” means, as of any date, the consolidated current assets of Wirepath and its Subsidiaries set forth under “Current Assets” in the Interim Balance Sheet, subject to the modifications set forth in Exhibit A attached hereto.

“Current Liabilities” means, as of any date, the consolidated current liabilities of Wirepath and its Subsidiaries set forth under “Current Liabilities” in the Interim Balance Sheet, subject to the modifications set forth in Exhibit A attached hereto. For the avoidance of doubt, Current Liabilities shall exclude all Seller Expenses.

“CVR Payment” has the meaning set forth in the Company LLC Agreement, which amount shall be determined in accordance with the terms of the EPA.

“date hereof” and “date of this Agreement” means the date first written above.

“Debt Commitment Letter” means the debt commitment letter with respect to the Debt Financing, together with all exhibits, schedules or amendments thereto, from each of the financial institutions identified therein, dated as of the date hereof.

“Debt Financing Sources” means the lenders, arrangers and bookrunners (or any of their Affiliates) party from time to time to the Debt Commitment Letter or joinders thereto.

“Deferred Blocker Consideration” means a cash amount equal to $1,398,207.

“Deferred Company Consideration” means a cash amount equal to (a) $3,601,793 over (b) the excess (if any) of (i) the Buyer Adjustment Amount, if any, over (ii) the Adjustment Escrow Amount plus any interest accrued thereon.

“DGCL” means the Delaware General Corporation Law.

“Distribution Waterfall” means an allocation of (a) the Aggregate Closing Date Consideration Estimate and (b) the Phantom Unit Payment, each among the Blocker Seller, the Merger Participants and each holder of Phantom Units, calculated in accordance with the Company LLC Agreement, the Phantom Equity Plan and Section 7.10 of this Agreement, the Incentive Plan and the Incentive Unit award agreements under the Incentive Plan, as applicable. For purposes of the Distribution Waterfall, (i) the allocation of the Aggregate Closing Date Consideration Estimate to the holders of Company Units under the Company LLC Agreement shall, subject to clause (ii) below, be determined by reference to the amounts that would be received by such holders if an amount of cash equal to the Aggregate Closing Date Consideration Estimate were distributed by the Company immediately prior to the Closing pursuant to Section 6.4 of the Company LLC Agreement, assuming that all Incentive Units and Phantom Units that will vest in connection with the Closing had vested immediately prior to such distribution, (ii) for purposes of the preceding clause (i), all Rollover Units held by Buyer and its Subsidiaries will be taken into account as if they were entitled to receive such distribution and (iii) the Base Blocker Seller Consideration will equal the amount that would be received by the GA Blocker in accordance with the preceding clause (i).

“Distribution Waterfall Schedule” means the schedule of the Distribution Waterfall to be delivered by the Company to the Buyer at least three (3) Business Days prior to the Closing Date, as it may be revised pursuant to Section 2.8(a).

“DLLCA” means the Delaware Limited Liability Company Act.

“Encumbrance” means any and all liens, encumbrances, charges, mortgages, options, pledges, restrictions on transfer, security interests, hypothecations, easements, rights-of-way or encroachments of any nature whatsoever, whether voluntarily incurred or arising by operation of law.

“Enterprise Value” means an amount equal to $635,000,000.

“Environment” means any environmental medium or natural resource, including ambient air, indoor air, surface water, groundwater, drinking water, sediment, surface and subsurface strata and plant and animal life including biota, fish and wildlife.

“Environmental Claims” means any written claims, notice of noncompliance or violation or legal proceedings by any Governmental Authority or Person alleging liability arising under any Environmental Law.

“Environmental Laws” means any applicable Law relating to pollution or protection of the Environment, including any Law relating to the exposure to or use, transportation, storage, disposal, release or threatened release of any Hazardous Substance.

“EPA” means the Equity Purchase Agreement, dated as of May 23, 2013 (as amended), among the Company and the other parties thereto.

“Equity Commitment Letter” means the equity commitment letter delivered from the Guarantors to Buyer, dated as of the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means Citibank, N.A. (or any other escrow agent mutually agreed by the parties).

“Escrow Agreement” means the Escrow Agreement in substantially the form of Exhibit C hereto, subject to such changes as may be required by the Escrow Agent.

“Financial Statements” means (i) the audited consolidated balance sheet of Wirepath and its Subsidiaries (the “Audited Balance Sheet”), and the related consolidated statement of operations, statement of members’ equity and statement of cash flows of Wirepath and its Subsidiaries for the years ended December 31, 2016 and December 31, 2015, together with the notes and schedules thereto (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of Wirepath and its Subsidiaries as of March 31, 2017 (the “Interim Balance Sheet”) and the related consolidated statement of operations, statement of members’ equity and statement of cash flows of Wirepath and its Subsidiaries for the three (3) months ended March 31, 2017 (the “Unaudited Financial Statements”).

“Fraud” means an actual and intentional misrepresentation of a fact with respect to any representation or warranty in this Agreement made by the Person making such representation or warranty or any knowing and intentional breach of this Agreement. For the avoidance of doubt, Fraud does not include any fraud claim based on any torts based on negligence or recklessness.

“Fundamental Representations” means the representations and warranties of the Company set forth in: Section 4.1(a)(i) (Organization and Qualification) (solely as Section 4.1(a)(i) applies to the Company), Section 4.2 (Capitalization of the Company) and Section 4.4 (Authority; Binding Obligation).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any nation or government, any state, province, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority, agency, department, board, tribunal, commission or instrumentality of the United States of America, any foreign government, any state of the United States of America, or any municipality or other political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction.

“Guarantor” or “Guarantors” means Hellman & Friedman Capital Partners VIII, L.P., a Cayman Islands exempted limited partnership, Hellman & Friedman Capital Partners VIII (Parallel), L.P., a Cayman Islands exempted limited partnership, HFCP VIII (Parallel-A), L.P., a Delaware limited partnership, H&F Executives VIII, L.P., a Cayman Islands exempted limited partnership and H&F Associates VIII, L.P., a Cayman Islands exempted limited partnership.

“Hazardous Substance” means (a) any substance defined by or regulated under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001 et seq., the Oil Pollution Act, 15 U.S.C. §2601 et seq., and any state or local equivalents thereof or (b) any other material, chemical or substance, exposure to which is prohibited, limited or regulated by, or which could give rise to liability under, any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incentive Plan” means the Amplify Holdings, LLC Equity Incentive Plan.

“Incentive Units” means any and all Incentive Units of the Company issued and outstanding under the Incentive Plan.

“Indebtedness” means, of any Person, without duplication, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments (including, that certain promissory note issued in connection with the Visualint Acquisition), in each case under this clause (ii), as determined in accordance with the Balance Sheet Rules, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security (including the Loan Agreement), (iv) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing, (v) all capitalized lease obligations as determined in accordance with the Balance Sheet Rules, (vi) all obligations payable upon settlement or termination on the Closing Date of any obligations of the Company or any of its Subsidiaries under interest rate swap, currency swap, forward currency, derivative or interest rate contracts or other interest rate, currency or hedging arrangements, (vii) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (vi) above and (viii) for clauses (i) through (vii) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” cost or similar payments associated with the repayments of such Indebtedness on the Closing Date to the extent paid on the Closing Date. For the avoidance of doubt, Indebtedness shall not include (A) any obligations under any performance bond or letter of credit to the extent undrawn or uncalled, (B) any intercompany Indebtedness of the Company and the Company Subsidiaries, (C) any Indebtedness incurred by Buyer and its Affiliates (and subsequently assumed by the Company or any Company Subsidiary) on the Closing Date, (D) any endorsement of negotiable instruments for collection in the ordinary course of business (E) any Indebtedness included in the calculation of Current Liabilities in the determination of Closing Working Capital and (F) any Seller Expenses.

“Intellectual Property” means all worldwide intellectual property rights, including patents, patent applications, trademarks and service marks, trademark and service mark applications, trade names, logos, URLs and Internet domain names, social and mobile media identifiers, copyrights, works of authorship, Software, proprietary know-how and trade secrets, methods and processes.

“Interim Balance Sheet” shall have the meaning as set forth in the definition of Financial Statements.

“IRS” means the United States Internal Revenue Service.

“knowledge of Buyer” or any similar phrase means the actual knowledge of Eric Ragatz, Ben Farkas and Jacob Best, after reasonable inquiry.

“knowledge of the Company” or any similar phrase means the actual knowledge of John Heyman, Adam Levy, Jeff Hindman, Carlyle Taylor, Galen Paul Hess, Mike Carlet and Joseph Topinka, after reasonable inquiry.

“Law(s)” means any law (including common law), statute, regulation, treaty, code, ordinance, policy, rule or other requirement of any Governmental Authority.

“Loan Agreement” means that certain Credit Agreement, dated as of December 21, 2016, as amended, supplemented or otherwise modified from time to time prior to the date hereof, by and among Wirepath, as holdings, Wirepath Sub, as the borrower, the lenders from time to time party thereto referred to therein, Antares Capital LP, as the administrative agent and collateral agent and the other parties thereto.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days commencing on or after July 5, 2017 and throughout which (a) Buyer shall have the Required Financial Information, (b) nothing has occurred and no condition exists that would cause any of the conditions set forth in Article 8 (other than Section 8.5) to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such fifteen (15) consecutive Business Day period and (c) during the last two (2) Business Days of such fifteen (15) consecutive Business Day period the conditions set forth in Section 8.5 shall have been satisfied; provided, however, that (i) if such fifteen (15) consecutive Business Day period has not been completed on or prior to August 18, 2017, then such period shall be deemed to have not commenced prior to September 5, 2017 and (ii) the Marketing Period shall be deemed not to have commenced if, prior to the completion of such fifteen (15) consecutive Business Day period, (A) independent auditors of Wirepath shall have withdrawn its audit opinion with respect to any year-end audited financial statements of Wirepath and its Subsidiaries set forth in the Required Financial Information in which case the Marketing Period shall be deemed not to commence at the earliest unless and until such independent auditors or another nationally recognized independent accounting firm reasonably acceptable to Buyer has issued an unqualified audit opinion with respect to such financial statements or (B) any of the financial statements of Wirepath and its Subsidiaries included in the Required Financial Information shall have been restated or the Company or any of its Affiliates shall have determined or publicly announced that a restatement of any financial statements of the Wirepath and its Subsidiaries included in the Required Financial Information is required, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until such restatement has been completed and the Required Financial Information has subsequently been amended and delivered to Buyer or the Company and its Affiliates have determined in writing or publicly announced, as applicable, that no such restatement shall be required; provided, that, if at any time the Company shall in good faith believe that it has provided the Required Financial Information, it may deliver to Buyer a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with clause (a) of this definition as of the date specified in such notice as to the date such delivery was completed unless Buyer in good faith reasonably believes the Company has not completed the delivery of the Required Financial Information and, within either three (3) Business Days after the delivery of such notice by the Company if such notice is delivered on any day prior to 12:01 p.m. New York City time on such day or four (4) Business Days after the delivery of such notice by the Company if such notice is delivered on any day at or after 12:01 p.m. New York City time on such day, delivers a written notice to such party to that effect (stating with reasonable specificity the extent to which such Required Financial Information has not been delivered).

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), results of operations or assets of the Company and the Company Subsidiaries, taken as a whole; provided, however, that “Material Adverse Effect” shall not include effects on such business, condition (financial or otherwise), results of operations or assets arising out of or attributable to (i) any change, effect, event, occurrence, state of facts or development that generally affects the industries in which the Company and the Company Subsidiaries operate (including legal and regulatory changes), (ii) any regional, national or international economic, financial, social or political change, event, occurrence, state of facts or development, (iii) effects resulting from changes in the financial, banking or securities markets (including in each of clauses (i) and (ii) above, and this clause (iii) above, any effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other regional, national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States), (iv) effects arising from changes in Laws or accounting principles, including from the adoption or addition of any new Laws or the rescission, expiration or retirement of any current Law, (v) effects relating to any acts of God, including any natural disaster such as a hurricane or earthquake, (vi) effects relating to the identity of Buyer or its Affiliates, (vii) effects resulting from compliance with the terms and conditions of this Agreement (other than the first sentence of Section 7.1(a)) by the Blocker Seller, the Company or any Company Subsidiary, or (viii) any failure by the Company or any of the Company Subsidiaries to meet any internal or published projections, forecasts or predications of revenues, earnings or cash flows for any period (although this clause (viii) shall not apply to the facts and circumstances that may have given rise or contributed to any such failure); provided, further, that, with respect to each of clauses (i), (ii), (iii), (iv) and (v) above, any such change, effect, event, occurrence, state of facts or development shall only be disregarded and not taken into account in determining whether a Material Adverse Effect has occurred to the extent that such change, effect, event, occurrence, state of facts or development does not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and the Company Subsidiaries participate.

“Merger Participant Closing Date Consideration” means the amount of the Aggregate Closing Date Consideration Estimate that is allocable to the Merger Participants as determined in accordance with the Distribution Waterfall Schedule.

“Merger Participants” means the holders of Company Units other than (i) the GA Blocker and (ii) for purposes of Section 2.7(a)(ii), the Rollover Sellers, solely with respect to their respective Rollover Units.

“Paying Agent” means a paying agent selected by the Seller Representative and reasonably acceptable to Buyer.

“Paying Agent Agreement” means an agreement by and between the Paying Agent, Buyer, the Company and the Seller Representative, in a form reasonably acceptable to Buyer and the Company.

“Permitted Encumbrances” means (i) Encumbrances securing the obligations of the Company and Company Subsidiaries pursuant to the Loan Agreement (which Encumbrances shall be removed on the Closing Date), (ii) Encumbrances disclosed in the Audited Financial Statements or any schedules to this Agreement, (iii) Encumbrances for Taxes, assessments and other government charges not yet due and payable or which are being contested in good faith by appropriate proceedings, (iv) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Encumbrances arising in the ordinary course of business of the Company and the Company Subsidiaries, (v) Encumbrances relating to the transferability of securities under applicable securities Laws, (vi) Encumbrances securing rental payments under capitalized leases, (vii) Encumbrances in favor of the lessors under the Leases, or encumbering the fee simple interest (or any superior leasehold interest) in the Leased Property, (viii) zoning, entitlement, building and other land use regulations and codes imposed by any Governmental Authority having jurisdiction over the Leased Property, (ix) any condition that may be shown by a current and accurate survey, or that would be apparent as part of a physical inspection, of the applicable parcel of real property, in each case which does not materially adversely interfere with the present use of the parcel of real property it affects, (x) defects, exceptions, restrictions, easements, rights-of-way and other non-monetary Encumbrances on real property that do not materially detract from the current use of the applicable asset or Leased Property and (xi) non-exclusive licenses of Intellectual Property rights granted in the ordinary course of business.

“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Personal Data” means any information that, alone or in combination with other information held by the Company or the Company Subsidiaries, allows the identification of or contact with a Person or can be used to identify a Person.

“Phantom Equity Plan” means the Wirepath Home Systems, LLC Phantom Equity Plan.

“Phantom Unit Future Bonus Rights” means the rights to receive payments scheduled to be made to Phantom Unit holders in December 2017 in connection with the Company’s December 2016 recapitalization.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Pro Rata Share” means, with respect to the Blocker Seller or any Merger Participant, as the case may be, the amount, expressed as a percentage, equal to the applicable percentage set forth opposite such Person’s name on the Pro Rata Share Schedule, which percentages shall be calculated: (a) in the case of Blocker Seller, the number of Company Units owned of record by the GA Blocker immediately prior to the Closing divided by the number of Outstanding Units (as defined below) and (b) in respect of each Merger Participant the quotient of (A) the number of Company Units held of record by such Merger Participant immediately prior to the Closing (including in respect of each Rollover Seller, the number of such Rollover Seller’s Rollover Units) excluding any unvested Incentive Units held of record by such Merger Participant immediately prior to the Closing that will not vest as a result of the transactions contemplated by this Agreement divided by (B) the number of Outstanding Units. “Outstanding Units” are all Preferred Units, Common Units and all Incentive Units that are vested or will vest as a result of the transactions contemplated by this Agreement (including all Rollover Units), in each case that are outstanding immediately prior to the Closing; provided, that the aggregate Pro Rata Shares of the Blocker Seller and all of the Merger Participants shall equal 100%.

“Pro Rata Share Schedule” means the schedule setting forth the Pro Rata Shares of the Blocker Seller and each Merger Participant (including the Rollover Sellers) to be delivered by the Company to the Buyer at least three (3) Business Days prior to the Closing Date, as it may be revised pursuant to Section 2.8(a).

“Red Ventures” means Red Ventures, LLC, a Delaware limited liability company.

“Representatives” means, with respect to any Person, any director, manager, officer, agent, employee, general partner, member, stockholder, advisor or representative of such Person.

“Rollover Agreements” means the rollover agreements entered into by Buyer or its Affiliates, on the one hand, and each Rollover Seller, on the other hand.

“Rollover Contributions” means the contribution of the Rollover Units held by each Rollover Seller to Buyer or its Affiliates (and any additional direct or indirect contributions of the Rollover Units by such transferee to the GA Blocker) in accordance with any Rollover Agreements.

“Rollover Seller” means any holder of Company Units that enters into an agreement with Buyer or its Affiliates providing for the contribution by such holder of Company Units to Buyer on the Closing Date prior to the Closing.

“Rollover Units” means, collectively, the Company Units held by each Rollover Seller to be contributed to Buyer or its Affiliates in accordance with any Rollover Agreements.

“Seller Expenses” means, without duplication, (i) the legal, accounting, financial advisory, and other advisory, transaction, consulting or other fees and expenses incurred or otherwise payable by the Company Group, the Blocker Seller or the Seller Representative in connection with the transactions contemplated by this Agreement, including the fees of counsel to the holders of the Common Units, (ii) any and all stay bonuses, sale bonuses, retention payments, transaction bonuses (including those referenced on Schedule 4.16(g)), change-in-control payments, all payments under the Phantom Equity Plan including all Phantom Unit Payments, any payments required to be made pursuant to the Phantom Unit Future Bonus Rights that are not terminated pursuant to Section 7.10(b))), synthetic equity payments or other similar amounts payable by the Company Group to any director, manager, officer or employee of, or consultant to, the Company Group in connection with the consummation of the transactions contemplated by this Agreement, (iii) the employer’s portion of all payroll Taxes payable in connection with the items in clause (ii), (iv) fifty-percent (50%) of all costs, fees and expenses of the Paying Agent pursuant to the Paying Agent Agreement, (v) all costs, fees, expenses and any other payments, if any, payable or reimbursable by or on behalf of the Company Group pursuant to any management agreement, monitoring agreement, transaction and advisory services agreement or other similar Contract, (vi) the payments set forth on Schedule 1.1 and (vii) the aggregate amount of commitments to make future employee loans in respect of Incentive Units which are not terminated on or prior to the Closing Date with no future obligation or liability of the Company or its Subsidiaries, in each of the foregoing cases, to the extent not paid (or in the case of clause (vii) repaid or cancelled without future obligations of the Company) prior to the Closing Date.

“Seller Representative Expense Account” means the account maintained by the Seller Representative into which the payment required in accordance with Section 2.7(a)(iv) shall be made and any successor account in which the Seller Representative Expense Fund shall be held by the Seller Representative.

“Seller Representative Expense Fund” means $500,000, and any earnings on such amount, as such amount may be reduced from time to time by payments made therefrom in accordance with the terms of this Agreement.

“Software” means computer software programs, including all source code, object code, specifications, designs and documentation therefor.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity, its general partner or its managing member, or of which the specified Person controls the management.

“Surviving LLCs” means the Blocker Surviving LLC and the Company Surviving LLC.

“Tax” means all federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Authority.

“Tax Representative” means (i) in the case of matters that relate to the Intended Tax Treatment described in Section 7.14(e)(i) or (ii) or that otherwise relate to payments before the Closing by the GA Blocker to the Blocker Seller in respect of the Blocker Interests or the Blocker Note, the Seller Representative, and (ii) otherwise, the Merger Participant Tax Representative.

“Tax Returns” means any report, declaration, return, information return, claim for refund, election, disclosure, estimate or statement required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Transaction Tax Deductions” means, without duplication, the following items to the extent such items are deductible for U.S. federal income tax purposes: (i) Seller Expenses and (ii) all fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes, but excluding any interest that accrued under the terms of the applicable debt instrument through the Closing Date), original issue discount, unamortized debt financing costs, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar amounts accrued or paid in connection with the repayment of the Indebtedness of the Company Group in connection with the Closing. The parties shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of any success-based fees for purposes of any financial advisory fees included in clause (i) above.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Unaudited Financial Statements” shall have the meaning as set forth in the definition of Financial Statements.

“Visualint Acquisition” means the transactions contemplated by that certain Asset Purchase Agreement, dated as of November 16, 2016, by and among Wirepath Sub, Cortez Connect, Inc. and the other parties named therein.

“Wirepath” means Wirepath Home Systems Holdco LLC.

“Wirepath Sub” means Wirepath Home Systems, LLC.

“Working Capital” means, at any date, all Current Assets minus all Current Liabilities as of such date.

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Working Capital Estimate exceeds the Working Capital Target Amount.

“Working Capital Target Amount” means an amount equal to $36,500,000.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Working Capital Target Amount exceeds the Working Capital Estimate.

1.2            Other Capitalized Terms. The following terms shall have the meanings specified in the indicated Section of this Agreement:

Term	Section
2017 Contingent Value Rights	2.12
9100 Relief	7.14(f)
Access and Assistance Limitations	7.2(a)
Accounting Firm	2.8(c)

Term	Section
Additional Consideration Payment	2.8(e)(i)
Administrative Costs	11.20(a)
Aggregate Closing Date Consideration Estimate	2.8(a)
Agreement	Preamble
Alternative Transaction	7.7
Base Blocker Seller Consideration	2.6(a)(i)
Blocker Capitalization	7.13
Blocker Certificate of Merger	2.2(a)
Blocker Company Units	Recitals
Blocker Interests	Recitals
Blocker Merger	Recitals
Blocker Merger Effective Time	2.2(a)
Blocker Seller	Preamble
Blocker Seller Officer’s Certificate	8.3
Blocker Surviving LLC	Recitals
Buyer	Preamble
Buyer Adjustment Amount	2.8(e)(ii)
Buyer Adjustment Cap	2.8(e)(i)
Buyer Officer’s Certificate	9.3
Buyer Related Parties	10.3(c)
Buyer Termination Fee	10.3(a)
Closing	3.1
Closing Date	3.1
Company	Preamble
Company Certificate of Merger	2.2(b)
Company Merger	Recitals
Company Merger Effective Time	2.2(b)
Company Officer’s Certificate	8.3
Company Plans	4.14(a)
Company Related Parties	10.3(c)
Company Subsidiary	4.3(a)
Company Surviving LLC	Recitals
Company Units	Recitals
Confidential Information	7.2(b)
Confidentiality Agreement	7.2(b)
Consideration Elements	2.8(a)
Debt Financing	6.9
Debt Financing Commitments	6.9
Deferred Consideration	2.11(b)
Equitable Exceptions	4.4
Equity Financing	6.9
Equity Financing Commitments	6.9
Final Aggregate Closing Date Consideration	2.8(d)
Financing	6.9
Financing Commitments	6.9

Term	Section
FIRPTA Certificates	7.11
GA Blocker	Preamble
Indemnified Parties	7.6(a)
Infringing	4.8(c)
Insurance Policies	4.17
Intended Tax Treatment	7.14(e)
Leased Property	4.18
Leases	4.18
Letter of Transmittal	2.9(a)
Limited Guaranty	Recitals
Loan Agreement Payoff Amount	7.16(a)(vi)
Losses	7.6(b)
Material Contracts	4.10(k)
Member Approval	Recitals
Mergers	Recitals
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Participant Tax Representative	Preamble
Merger Participant Tax Representative Matters	11.22(a)
Multiemployer Plan	4.14(a)
Notice of Disagreement	2.8(c)
Owned Intellectual Property	4.8(a)
Parent Parties	Preamble
Partnership Audit Rules	4.12(m)
Paul, Weiss	3.1
Payoff Letter	7.16(a)(vi)
Permits	4.13
Phantom Unit Payment	7.10(b)
Phantom Units	7.10(b)
Preliminary Closing Statement	2.8(a)
Remaining Funds	11.20(c)
Required Financial Information	7.16(a)(i)
Securities Act	6.8
Seller Released Parties	11.12
Seller Releasing Parties	11.13
Seller Representative	Preamble
Specified Tax Matters	7.14(b)
Statement	2.8(b)
Tax Contest	7.14(c)
Termination Date	10.1(ii)
Working Capital Estimate	2.8(a)

1.3            Interpretive Provisions. Unless the express context otherwise requires:

(a)             the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)           terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)            the terms “Dollars” and “$” mean United States Dollars;

(d)           references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)            wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)             references herein to any gender shall include each other gender;

(g)            references to “written” or “in writing” include in electronic form;

(h)           references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (h) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(i)              references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(j)             references herein to any Contract (including this Agreement) mean such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof, and to the extent applicable, hereof;

(k)            with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(l)             the word “or” shall be disjunctive but not exclusive;

(m)          references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(n)            references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;

(o)            references to “ordinary course” or “ordinary course of business” means ordinary course of business consistent with past practice; and

(p)            in the event of a conflict between the Escrow Agreement or the Paying Agent Agreement and any agreement of the parties hereto in this Agreement, such agreement of the parties hereto in this Agreement shall govern.

The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

Article 2

MERGERS

2.1           Purchase Price; Blocker Merger; Company Merger. Upon the terms and subject to the conditions set forth in this Agreement, in consideration of an aggregate purchase price, to be allocated and delivered as set forth in this Article 2 equal to (x) the Aggregate Closing Date Consideration Estimate less any amounts thereof allocated to the Rollover Units pursuant to the Distribution Waterfall Schedule, plus (y) any amounts to be paid to the Blocker Seller or the Merger Participants pursuant to Section 2.8(e), Section 2.11, Section 2.12 and Section 11.20(c):

(a)            at the Blocker Merger Effective Time (as defined below), Merger Sub I shall be merged with and into the GA Blocker in accordance with the terms of, and subject to the conditions set forth in, this Agreement, the DGCL and the DLLCA. As a result of the Blocker Merger, the GA Blocker shall continue as the Blocker Surviving LLC and shall continue its existence under the laws of the State of Delaware, and the separate existence of Merger Sub I shall cease. The Company Merger shall occur concurrently with the consummation of the Blocker Merger and each such transaction shall constitute a separate transaction hereunder; and

(b)            at the Company Merger Effective Time (as defined below), Merger Sub II shall be merged with and into the Company in accordance with the terms of, and subject to the conditions set forth in, this Agreement, the DGCL and the DLLCA. As a result of the Company Merger, the Company shall continue as the Company Surviving LLC and shall continue its existence under the laws of the State of Delaware, and the separate existence of Merger Sub II shall cease. The Blocker Merger shall occur concurrently with the consummation of the Company Merger and each such transaction shall constitute a separate transaction hereunder.

2.2            Effective Times.

(a)            At the Closing, the parties shall file a certificate of merger (the “Blocker Certificate of Merger”), to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and DLLCA and shall take all such other actions as may be required by applicable Laws to make the Blocker Merger effective as promptly as practicable. The Blocker Merger shall become effective at the time that the Blocker Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and time as may be agreed to by the parties and is specified in the Blocker Certificate of Merger (such time and date being referred to herein as the “Blocker Merger Effective Time”).

(b)            At the Closing, the parties shall file a certificate of merger (the “Company Certificate of Merger”), to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and DLLCA and shall take all such other actions as may be required by applicable Laws to make the Company Merger effective as promptly as practicable. The Company Merger shall become effective at the time that the Company Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and time as may be agreed to by the parties and is specified in the Company Certificate of Merger (such time and date being referred to herein as the “Company Merger Effective Time”).

2.3            Effect of Mergers.

(a)            The Blocker Merger shall have the effects set forth in this Agreement, the Blocker Certificate of Merger and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing and subject thereto, by virtue of the Blocker Merger and without further act or deed, at the Blocker Merger Effective Time all the property, rights, privileges and powers of the GA Blocker and Merger Sub I shall vest in the Blocker Surviving LLC, and all debts, liabilities and duties of the GA Blocker and Merger Sub I shall become the debts, liabilities and duties of the Blocker Surviving LLC.

(b)           The Company Merger shall have the effects set forth in this Agreement, the Company Certificate of Merger and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing and subject thereto, by virtue of the Company Merger and without further act or deed, at the Company Merger Effective Time all the property, rights, privileges and powers of the Company and Merger Sub II shall vest in the Company Surviving LLC, and all debts, liabilities and duties of the Company and Merger Sub II shall become the debts, liabilities and duties of the Company Surviving LLC.

2.4            Organizational Documents of the Surviving LLCs.

(a)            At the Blocker Merger Effective Time, by virtue of the Blocker Merger and without any action on the part of Merger Sub I or the GA Blocker, the limited liability company agreement of the Blocker Surviving LLC shall be in a form determined by Buyer prior to the Blocker Merger and on file at the Blocker Surviving LLC, until duly amended as provided therein or by applicable Laws (subject to Section 7.6).

(b)            At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of Merger Sub II or the Company, the limited liability company agreement of the Company Surviving LLC shall be in a form determined by Buyer prior to the Company Merger and on file at the Company Surviving LLC, until duly amended as provided therein or by applicable Laws (subject to Section 7.6).

2.5            Directors and Officers of the Surviving LLCs.

(a)            Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub I and Merger Sub II immediately prior to the Blocker Merger Effective Time and the Company Merger Effective Time, as applicable, to be the managers of the Blocker Surviving LLC and the Company Surviving LLC, as applicable, immediately following the Blocker Merger Effective Time and the Company Merger Effective Time, as applicable, to hold office until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of formation and the limited liability company agreement of the Blocker Surviving LLC and the Company Surviving LLC, as applicable.

(b)            The officers the Blocker Surviving LLC shall be the officers appointed by Buyer in writing effective as of the Blocker Merger Effective Time, until their respective successors are duly appointed and qualified or their earlier death, resignation or removal or otherwise ceasing to be an officer in accordance with the certificate of formation and the limited liability company agreement of the Blocker Surviving LLC.

(c)            The officers of the Company as of the Company Merger Effective Time shall be the officers of the Company Surviving LLC, until their respective successors are duly appointed and qualified or their earlier death, resignation or removal or otherwise ceasing to be an officer in accordance with the certificate of formation and the limited liability company agreement of the Company Surviving LLC.

2.6            Effect of the Mergers on Equity Interests.

(a)            Blocker Interests. At the Blocker Merger Effective Time, by virtue of the Blocker Merger and without any action on the part of any party, upon the terms and subject to the conditions set forth in this Agreement:

(i)             All of the Blocker Interests that are issued and outstanding immediately prior to the Blocker Merger Effective Time, shall be converted into and be exchangeable for the right to receive, without interest: (A) a cash amount equal to the Base Blocker Seller Consideration, (B) a cash amount equal to the Blocker Seller’s Pro Rata Share of any amounts paid to the Blocker Seller and the Merger Participants in accordance with Section 2.8(e)(i) or Section 2.8(e)(ii), or released from the Seller Representative Expense Fund in accordance with Section 11.20(c), (C) the portion of the Deferred Blocker Consideration payable to Blocker Seller pursuant to Section 2.11(a)(i), (D) the Blocker Seller’s Pro Rata Share of the Deferred Company Consideration and (E) the Blocker Seller’s Pro Rata Share of any amounts payable to the Blocker Seller and the Merger Participants pursuant to the 2017 Contingent Value Rights (as defined below). The “Base Blocker Seller Consideration” shall be the portion of the Aggregate Closing Date Consideration Estimate allocable to the Blocker Seller as determined in accordance with the Distribution Waterfall Schedule.

(ii)             With respect to any payment made pursuant to the clauses (A), (B), (C), (D) or (E) of Section 2.6(a)(i), the amount to be paid to the Blocker Seller for such Blocker Interests held shall be rounded up or down to the nearest whole cent.

(iii)           All Blocker Interests when converted pursuant to this Section 2.6(a), shall be cancelled and no longer be outstanding, and Blocker Seller shall cease to have any rights with respect thereto except the right to receive the consideration provided for in this Section 2.6(a). The Blocker Merger will have no effect on the Blocker Company Units, which shall remain outstanding and owned by the Blocker Surviving LLC.

(b)            Stock of Merger Sub I. At the Blocker Merger Effective Time, by virtue of the Blocker Merger and without any action on the part of any party, all of the common stock of Merger Sub I issued and outstanding immediately prior to the Blocker Merger Effective Time shall be converted into and exchanged for an equivalent number of limited liability company interests in the Blocker Surviving LLC. Any certificate of Merger Sub I evidencing ownership of any such common stock shall automatically be deemed to evidence ownership of such limited liability company interests of the Blocker Surviving LLC.

(c)            Company Units. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any party, upon the terms and subject to the conditions set forth in this Agreement:

(i)             Each class, series and subclass of Company Units that is issued and outstanding immediately prior to the Company Merger Effective Time, other than the Blocker Company Units and any Company Units held by Buyer or its Subsidiaries immediately prior to the Company Merger (subject to Section 2.14(b)), shall be converted into and be exchangeable for the right to receive, without interest, (x) with respect to each Merger Participant holding Company Units other than Red Ventures: (A) a portion of the Merger Participant Closing Date Consideration as determined in accordance with the Distribution Waterfall Schedule, (B) a cash amount equal to such Merger Participant’s Pro Rata Share of any amounts paid to the Blocker Seller and the Merger Participants in accordance with Section 2.8(e)(i) or Section 2.8(e)(ii) or released from the Seller Representative Expense Fund in accordance with Section 11.20(c), (C) such Merger Participant’s Pro Rata Share of any Deferred Company Consideration payable to the Blocker Seller and the Merger Participants, (D) such Merger Participant’s Pro Rata Share of any amounts payable to the Blocker Seller and the Merger Participants pursuant to the 2017 Contingent Value Rights; and (y) with respect to Red Ventures, (1) the amounts set forth in clauses (A) through (D) of this Section 2.6(c)(i) and (2) the portion of the Deferred Blocker Consideration payable to Blocker Seller pursuant to Section 2.11(a)(i).

(ii)             With respect to any payment made pursuant to the clauses (x) or (y) of Section 2.6(c)(i), the amount to be paid to each Merger Participant for each class, series and subclass of Company Units held shall be rounded up or down to the nearest whole cent.

(iii)           All Company Units, other than the Blocker Company Units and any Company Units held by Buyer or its Subsidiaries immediately prior to the Company Merger, when converted pursuant to this Section 2.6(c), shall be cancelled and no longer be outstanding, and each former holder thereof shall cease to have any rights with respect thereto except the right to receive the consideration provided for in this Section 2.6(c). The Company Merger will have no effect on the Blocker Company Units and any Company Units held by Buyer or its Subsidiaries immediately prior to the Company Merger.

(d)            Stock of Merger Sub II. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any party, all of the common stock of Merger Sub II issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into and exchanged for an equivalent number of limited liability company interests in the Company Surviving LLC. Any certificate of Merger Sub II evidencing ownership of any such common stock shall automatically be deemed to evidence ownership of such limited liability company interests of the Company Surviving LLC.

(e)            Distribution Waterfall and Pro Rata Share Schedules. The parties hereto acknowledge and agree that each of Buyer, the Parent Parties, the Surviving LLC and the Seller Representative can rely on (i) the Distribution Waterfall Schedule and (ii) the Pro Rata Share Schedule, as setting forth a true, complete and accurate listing of all items set forth in and amounts payable pursuant to the Company LLC Agreement, the Phantom Equity Plan, the Incentive Plan and the Incentive Unit award agreements under the Incentive Plan, as applicable.

2.7            Closing Actions.

(a)            At the Closing, Buyer shall:

(i)              pay, or cause to be paid, to the Blocker Seller by wire transfer of immediately available funds to one or more bank accounts designated in writing by the Seller Representative (such account(s) to be designated at least two (2) Business Days prior to the Closing) a cash amount equal to the Base Blocker Seller Consideration;

(ii)             pay, or cause to be paid, by wire transfer of immediately available funds to the Paying Agent, for the benefit of the Merger Participants (for the avoidance of doubt, excluding the Rollover Sellers with respect to their Rollover Units), a cash amount equal to the Merger Participant Closing Date Consideration;

(iii)            pay, or cause to be paid, to the Escrow Agent, the Adjustment Escrow Amount, to be deposited by the Escrow Agent into an escrow account designated by the Escrow Agent, to be held and distributed in accordance with the terms of this Agreement and the Escrow Agreement;

(iv)            deposit, or cause to be deposited, by wire transfer of immediately available funds to one or more bank accounts designated in writing by the Seller Representative, the Seller Representative Expense Fund with the Seller Representative; and

(v)             pay, or cause to be paid, to the Company by wire transfer of immediately available funds to one or more bank accounts designated in writing by the Company (such account(s) to be designated at least two (2) Business Days prior to the Closing) a cash amount equal to (A) the aggregate amounts to be paid under the Phantom Equity Plan in connection with the payment of the Aggregate Closing Date Consideration Estimate as determined in accordance with the Distribution Waterfall, for payments under the Phantom Equity Plan pursuant to Section 2.13 minus (B) any available cash of the Company that will be utilized to make such payments under the Phantom Equity Plan.

(b)            At the Closing, Buyer and the Seller Representative shall deliver joint written instructions in accordance with the Paying Agent Agreement to the Paying Agent to, promptly following receipt of the amounts set forth in Section 2.7(a)(ii), pay to each Merger Participant who shall have delivered to the Company not less than three (3) Business Days prior to the Closing Date a completed Letter of Transmittal (as defined below), cash in an amount set forth for such Merger Participant in the Distribution Waterfall Schedule (without interest), which such amounts shall be payable by wire transfer of immediately available funds on the Closing Date (or reasonably promptly after the Closing Date for any payments made by check) to the account or address designated in such Merger Participant’s Letter of Transmittal.

(c)            Immediately following the consummation of the Mergers in accordance with Sections 2.1(a) and 2.1(b), Buyer shall pay, or cause to be paid, on behalf of the Company (or its designees) (i) the Loan Agreement Payoff Amount and (ii) subject to Section 2.15 and excluding any amounts paid pursuant to Section 2.7(a)(v), to the Persons entitled to payment in respect of the Seller Expenses as specified in the Preliminary Closing Statement (as defined below) (and the Company shall have delivered or caused to be delivered to Buyer at least three (3) Business Days prior to the Closing final invoices, wire instructions and all other information necessary for payment with respect to all Seller Expenses).

2.8            Purchase Price Adjustment.

(a)             No earlier than five (5) and at least three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer, a statement that is certified by the Company’s Chief Financial Officer containing the following items (as may be revised in accordance with the last sentence of this Section 2.8(a), the “Preliminary Closing Statement”): (i) a good faith estimate of the Aggregate Closing Date Consideration and each of the components thereof listed in the definition thereof (as may be revised in accordance with the last sentence of this Section 2.8(a), the “Aggregate Closing Date Consideration Estimate”), including (A) Closing Working Capital (the “Working Capital Estimate”) and the resulting Working Capital Overage or Working Capital Underage, (B) Closing Indebtedness, (C) Closing Cash and (D) the Seller Expenses, including an itemized list thereof specifying the amount of each such Seller Expense, in each case calculated in accordance with the Balance Sheet Rules (clauses (A) through (D) inclusive, the “Consideration Elements”) and (ii) reasonable supporting detail of all of the foregoing. Concurrently with the delivery of the Preliminary Closing Statement, the Company shall deliver to Buyer (1) the Distribution Waterfall Schedule based on the foregoing estimates and (2) the Pro Rata Share Schedule, each of which shall have been prepared in good faith by the Company and in the form provided to Buyer prior to the execution of this Agreement, with only (x) updates to reflect the amount of the Aggregate Closing Date Consideration Estimate (and with respect to the Distribution Waterfall, any Consideration Elements reflected therein) and any change to the number of outstanding Company Units to reflect the outstanding Company Units at Closing and (y) any changes agreed to by the Company and Buyer to correct manifest error. The Company and each of its Subsidiaries shall provide Buyer and its Representatives reasonable access to all the properties, books, Contracts and records of the Company Group and such Representatives of the Company Group (including the Company’s accountants) relevant to Buyer’s review of the Preliminary Closing Statement in accordance with this Section 2.8(a), subject to clause (iv) of the Access and Assistance Limitations and the limitations set forth in Section 7.2(b). The Company shall review comments proposed by Buyer with respect to the foregoing and will consider (in good faith) and incorporate any changes it reasonably deems appropriate to the Preliminary Closing Statement prior to the Closing.

(b)           Within sixty (60) days after the Closing Date, Buyer shall, or shall cause the Company to, deliver to the Seller Representative: (i) a statement (the “Statement”) containing its calculation of the Aggregate Closing Date Consideration and the Consideration Elements, and (ii) reasonable supporting detail of all of the foregoing. Buyer shall not amend, supplement or modify the Statement following its delivery to the Seller Representative, except in connection with attempting to resolve a Notice of Disagreement pursuant to Section 2.8(c). Buyer and the Company acknowledge that no adjustments shall be made to the Working Capital Target Amount.

(c)            The Statement shall become final and binding upon the parties on the thirtieth (30th) day following the date on which the Statement was delivered to the Seller Representative unless the Seller Representative delivers written notice of its disagreement with the Statement (a “Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include good faith disagreements based on the Aggregate Closing Date Consideration or the Consideration Elements not being calculated in accordance with the Balance Sheet Rules (to the extent applicable) or the other terms of this Agreement. If a Notice of Disagreement is received by Buyer in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon the parties on the earlier of (A) the date Buyer and the Seller Representative resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the fourteen (14)-day period following the delivery of a Notice of Disagreement, Buyer and the Seller Representative shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement, and all such discussions and communications related thereto shall (unless otherwise agreed by Buyer and the Seller Representative in writing) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. If at the end of such fourteen (14)-day period Buyer and the Seller Representative have not resolved in writing the matters specified in the Notice of Disagreement, Buyer and the Seller Representative shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration, in accordance with the standards set forth in this Section 2.8, only matters that remain in dispute. The Accounting Firm shall be BDO USA, LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by Buyer and the Seller Representative in writing, and, Buyer and the Seller Representative shall enter into a customary engagement letter with, and to the extent necessary each party to this Agreement and its Affiliates will waive any conflicts with, the Accounting Firm at the time such dispute is submitted to the Accounting Firm and shall cooperate with the Accounting Firm in connection with its determination pursuant to this Section 2.8(c). Buyer and the Seller Representative shall use reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission. The scope of the disputes to be resolved by the Accounting Firm shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with the Balance Sheet Rules and the other terms of this Agreement, and the Accounting Firm is not to make any other determination, including any determination as to whether the Working Capital Target Amount or Aggregate Closing Date Consideration Estimate are correct. The Accounting Firm’s decision shall be based solely on written submissions by Buyer and the Seller Representative and their respective representatives (a copy of which shall be delivered to Buyer or the Seller Representative, as applicable) and not by independent review and shall be final and binding on all of the parties hereto (absent manifest error). The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(i)              The up-front engagement fees and expenses of the Accounting Firm incurred pursuant to this Section 2.8 in connection with any disputed Aggregate Closing Date Consideration or Consideration Elements shall initially be borne 50% by the Seller Representative, on the one hand, and 50% by Buyer, on the other hand, provided, all such fees, costs and expenses shall ultimately be borne in proportion to the final allocation made by such Accounting Firm of the disputed items weighted in relation to the claims made by the Seller Representative and Buyer, such that the prevailing party pays the lesser proportion of such fees, costs and expenses. For example, if the Seller Representative claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyer and if the Accounting Firm ultimately resolves the dispute by awarding to the Seller Representative $300 of the $1,000 contested, then the fees, costs and expenses of the Accounting Firm will be allocated 30% (i.e., 300 ÷ 1,000) to Buyer and 70% (i.e., 700 ÷ 1,000) to the Seller Representative.

(ii)             For the avoidance of doubt, all fees, costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Accounting Firm has been engaged shall be borne by the party incurring such fee, cost or expense.

(d)          For the purposes of this Agreement, “Final Aggregate Closing Date Consideration” means the Aggregate Closing Date Consideration, as finally agreed or determined in accordance with Section 2.8(c).

(e)           Within five (5) Business Days after the Final Aggregate Closing Date Consideration has become final and binding on the parties, the following shall occur:

(i)              If the Final Aggregate Closing Date Consideration equals or is greater than the Aggregate Closing Date Consideration Estimate, Buyer shall pay (or cause to be paid) to (x) the Blocker Seller, by wire transfer of immediately available funds to the account(s) designated by the Seller Representative, (y) the Paying Agent for further distribution to the Merger Participants (other than the Rollover Sellers in respect of their respective Rollover Units) (subject to Section 2.9(b)) and (z) the Company, for further distribution to the Rollover Sellers (in accordance with Section 2.14), in each case in accordance with such Person’s Pro Rata Share, a cash amount for clauses (x), (y) and (z) equal to the lesser of (A) such excess (if any) (the “Additional Consideration Payment”) or (B) $5,000,000 (the “Buyer Adjustment Cap”); provided that to the extent that the Additional Consideration Payment exceeds $1,398,207 then the amount of such excess shall be paid in accordance with this Section 2.8(e)(i) on April 16, 2018. Buyer and the Seller Representative shall then provide a joint written instruction to the Escrow Agent to release to the Blocker Seller, by wire transfer of immediately available funds to the account(s) designated by the Seller Representative, to the Paying Agent, for further distribution to the Merger Participants (subject to Section 2.9(b)) and the Company, for further distribution to the Rollover Sellers (in accordance with Section 2.14(b)), in each case in accordance with such Person’s Pro Rata Share, the Adjustment Escrow Amount (including accrued interest thereon). To the extent the Buyer Adjustment Amount exceeds the sum of the Adjustment Escrow Amount plus any interest accrued thereon, Buyer shall be entitled to withhold from the payment of the Deferred Company Consideration pursuant to Section 2.11 an amount equal to the Buyer Adjustment Amount less the Adjustment Escrow Amount (including accrued interest thereon). To the extent the Buyer Adjustment Amount exceeds the sum of (A) the Adjustment Escrow Amount plus any interest accrued and (B) the amount of the Deferred Company Consideration, no further payment shall be required in respect of such excess.

(ii)            If the Aggregate Closing Date Consideration Estimate is greater than the Final Aggregate Closing Date Consideration (the amount of such excess, the “Buyer Adjustment Amount”), then Buyer and the Seller Representative shall provide a joint written instruction to the Escrow Agent to release (a) to Buyer a portion of the Adjustment Escrow Amount equal to the Buyer Adjustment Amount, (b) to the Blocker Seller, by wire transfer of immediately available funds to the account(s) designated by the Seller Representative, to the Paying Agent, for further distribution to the Merger Participants (subject to Section 2.9(b)) and to the Company, for further distribution to the Rollover Sellers (in accordance with Section 2.14(b)), in each case in accordance with such Person’s Pro Rata Share, any remaining Adjustment Escrow Amount (including accrued interest thereon). To the extent the Buyer Adjustment Amount exceeds the sum of the Adjustment Escrow Amount plus any interest accrued thereon, no further payment shall be required in respect of such excess.

(iii)            Upon payment of the amounts provided in this Section 2.8(e), none of the parties hereto may make or assert any claim under this Section 2.8.

(iv)            All payments made pursuant to Section 11.20(c), this Section 2.8(e), Section 2.11 or Section 2.12, in respect of the Blocker Interests or the Company Units (other than the Rollover Units) shall be treated by all parties for tax purposes as adjustments to the purchase price of the Blocker Interests or such Company Units (as applicable).

(f)             No actions taken by Buyer on its own behalf or on behalf of the Company Group, at or following the Closing (including the use of any cash of the Company to make any payments under the Phantom Equity Plan in connection with the Closing) shall be given effect for purposes of determining the Final Aggregate Closing Date Consideration. During the period of time from and after the Closing Date through the final determination and payment of Final Aggregate Closing Date Consideration in accordance with this Section 2.8, Buyer shall afford, and shall cause the Company Group to afford, to the Seller Representative and any accountants, counsel or financial advisers retained by the Seller Representative in connection with the review of Final Aggregate Closing Date Consideration in accordance with this Section 2.8, reasonable access to all the properties, books, Contracts and records of the Company Group and such Representatives of the Company Group (including the Company’s accountants) relevant to the review of the Statement and Buyer’s determination of Final Aggregate Closing Date Consideration in accordance with this Section 2.8, subject to the applicable limitations set forth in Section 7.12.

2.9            Delivery of Letter of Transmittal from and after the Closing Date.

(a)            As soon as practicable after the date hereof, but in any event within ten (10) Business Days, the Company shall provide, or shall cause its designee to provide, to each Merger Participant a letter of transmittal containing customary terms to be agreed upon by the Company and Buyer and that are consistent with the Acknowledgment Letter (“Letter of Transmittal”). If the Letter of Transmittal appoints the Seller Representative, it shall also appoint the Merger Participant Tax Representative on consistent terms.

(b)          With respect to each Merger Participant who shall not have delivered to the Company, on or prior to five (5) Business Days prior to the Closing Date, a Letter of Transmittal, promptly (but in no event later than five (5) Business Days) following such Merger Participant’s delivery to the Company Surviving LLC of a completed Letter of Transmittal, (a) the Paying Agent shall pay, or cause the Company Surviving LLC to pay, to such Merger Participant all amounts that would previously have been payable with respect to such Company Units pursuant to Section 2.7(b), Section 2.8(e)(i), Section 2.8(e)(ii) and Section 11.20(c) had such Letter of Transmittal been delivered on or prior to the Closing Date.

2.10          Paying Agent Matters. At any time following the first anniversary of the Closing Date, Buyer and the Company Surviving LLC shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to the Merger Participants, and thereafter, such Merger Participants shall be entitled to look only to the Company Surviving LLC (subject to abandoned property, escheat or other similar Laws), as general creditors thereof with respect to the payment of any Merger Participant Closing Date Consideration, that would otherwise be payable upon the delivery of the Letter of Transmittal by such Merger Participant, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such Merger Participant at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Laws, the property of Buyer, free and clear of all claims or interests of any Person previously entitled thereto. Notwithstanding the foregoing, none of the Seller Representative, the Parent Parties or the Surviving LLCs shall be liable to any former Merger Participant for any portion of the Merger Participant Closing Date Consideration or interest thereon properly delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Law.

2.11          Payment of Deferred Consideration.

(a)           After the Closing, and as additional consideration for the Mergers, no later than April 16, 2018, Buyer or the Company Surviving LLC (or its successor) shall pay, or cause to be paid,

(i)              the Deferred Blocker Consideration, which amount shall be paid $1,317,270.70 to the Blocker Seller and $80,936.30 to Red Ventures, in each case, by wire transfer of immediately available funds to the account(s) designated by the Seller Representative; and

(ii)              the Deferred Company Consideration, which amount shall be paid to (A) the Blocker Seller, by wire transfer of immediately available funds to the account(s) designated by the Seller Representative, (B) the Paying Agent for further distribution to the Merger Participants (other than the Rollover Sellers in respect of their respective Rollover Units) (subject to Section 2.9(b)) and (C) the Company, for further distribution to the Rollover Sellers (in accordance with Section 2.14), in each case in accordance with such Person’s respective Pro Rata Share.

(b)               Until the Deferred Blocker Consideration and the Deferred Company Consideration (collectively, the “Deferred Consideration”) and any amounts that may be due pursuant to the proviso in the first sentence of Section 2.8(e)(i) are paid pursuant to this Section 2.11, Buyer, the Company Surviving LLC, and their respective successors and Subsidiaries shall use their respective commercially reasonable efforts to provide that the terms of their Indebtedness permits the payment of the Deferred Consideration under this Section 2.11 and such amounts due pursuant to the proviso in the first sentence of Section 2.8(e)(i).

2.12          2017 Contingent Value Rights. Subject to the terms and conditions of this Agreement, after the Closing, and as additional consideration for the Mergers, in the event that any Buyer CVR Payment (as defined in Annex I) becomes payable in accordance with Annex I, then the GA Blocker and the Merger Participants shall be entitled to their respective Pro Rata Shares of any Buyer CVR Payment that becomes payable pursuant to the contingent value rights described in Annex I (such rights, the “2017 Contingent Value Rights”). The Buyer CVR Payment shall be paid as follows: (a) the Blocker Seller’s Pro Rata Share of the Buyer CVR Payments shall be paid, by wire transfer of immediately available funds to the account(s) designated by the Seller Representative, (b) the aggregate Pro Rata Share of the Buyer CVR Payment of the Merger Participants, other than Rollover Sellers solely in respect to the Rollover Units, shall be paid, by wire transfer of immediately available funds, to the Paying Agent (or, if the Paying Agent is no longer engaged at such time, such other paying agent mutually agreed upon between Buyer and the Seller Representative) for further distribution to the Merger Participants and (c) the Pro Rata Share of the Rollover Sellers solely with respect to the Rollover Units shall be paid, by wire transfer of immediately available funds, to the Company, for further distribution to the Rollover Sellers (in accordance with Section 2.14(b)).

2.13          Payments under the Phantom Equity Plan and Withholding. Any payments made under the Phantom Equity Plan (whether at or after the Closing) shall be paid through the Company’s payroll system and shall be subject to any applicable withholding and payroll Taxes.

2.14          Rollover Matters.

(a)               In connection with the Rollover Contribution, Blocker Seller and the Company shall reasonably cooperate with Buyer, Merger Sub and the Rollover Sellers to the extent necessary to permit and effect the contribution of the Rollover Units by the Rollover Sellers to Buyer prior to the Closing; provided that under no circumstance shall the failure of any Rollover Seller to contribute its Rollover Units to Buyer prior to Closing be considered in determining whether the conditions set forth in Article 8 have been satisfied, nor shall any such failure otherwise affect Buyer’s obligations to consummate the transactions contemplated by this Agreement.

(b)               Anything in this Article 2 to the contrary notwithstanding, the Rollover Sellers (i) shall not be entitled to receive with respect to their Rollover Units any portion of the Merger Participant Closing Date Consideration and (ii) shall be entitled to receive their respective Pro Rata Shares with respect to their Rollover Units of any payments made pursuant to Sections 2.8(e)(i), 2.8(e)(ii), 2.11, 2.12 or 11.20.

2.15          Withholding Rights. Buyer, the Company, the Paying Agent and the Seller Representative shall be entitled to deduct and withhold from any payments made pursuant to this Agreement such amounts as they are required to deduct and withhold with respect to the making of any such payments under applicable Tax Law; provided, that, prior to withholding any non-compensatory amounts hereunder, the paying entity shall provide the recipient with notice of such withholding and an opportunity to provide forms or other evidence necessary to reduce or eliminate such withholding. To the extent that amounts are so withheld, and paid to the proper Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made.

Article 3

THE CLOSING

3.1            Closing; Closing Date. Subject to the satisfaction of the conditions set forth in Articles 8 and 9 (or, to the extent permitted by applicable Law, the waiver thereof by the party entitled to waive that condition), the closing of the Mergers contemplated hereby (the “Closing”) shall take place (a) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), 1285 Avenue of the Americas, New York, New York 10019-6064, at 10:00 a.m. local time, on the second (2nd) Business Day after the date that all of the conditions to the Closing set forth in Articles 8 and 9 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to waive the same; provided that (i) if the Marketing Period has not ended at the time of the satisfaction or waiver of each of the conditions to the Closing set forth in Articles 8 and 9 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions), the Closing shall occur on the earlier to occur of (x) a date during the Marketing Period specified by Buyer on no less than three (3) Business Days’ notice to the Company (it being understood that such date on or prior to the last day of the Marketing Period may be conditioned upon the simultaneous completion of the Debt Financing) and (y) the first Business Day immediately following the final day of the Marketing Period (subject, in each case, to the satisfaction or waiver of each of the conditions to Closing set forth in Articles 8 and 9 as of the date determined pursuant to this proviso) and (ii) in no event will the Buyer be required to complete the Closing prior to August 4, 2017. or (b) such other time, place and date that the Company and Buyer may agree in writing. The date upon which the Closing occurs is referred to herein as the “Closing Date.”

3.2              Deliveries by the Company. At the Closing, the Company will deliver or cause to be delivered to Buyer (unless delivered previously) the following:

(i)                 the Escrow Agreement, executed by the Seller Representative;

(ii)                the Paying Agent Agreement, executed by the Company and the Seller Representative;

(iii)                the Blocker Certificate of Merger, executed by the Blocker Seller;

(iv)                the Company Certificate of Merger, executed by the Company;

(v)                any completed Letters of Transmittal received prior thereto;

(vi)                the Payoff Letter, executed by the lenders party thereto; and

(vii)               the Company Officer’s Certificate;

(viii)              the Blocker Seller Officer’s Certificate;

(ix)                the FIRPTA Certificates; and

(x)                any other document required to be delivered by the Company, the Seller Representative or the Blocker Seller at Closing pursuant to this Agreement.

3.3              Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to the Company (unless delivered previously) the following:

(i)                 the Escrow Agreement, executed by Buyer;

(ii)             the Buyer Officer’s Certificate;

(iii)            the Paying Agent Agreement, executed by Buyer; and

(iv)             any other document required to be delivered by Buyer at Closing pursuant to this Agreement.

Article 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule being delivered by the Company concurrently herewith (subject to Section 11.7(a)), the Company represents and warrants to the Parent Parties as follows:

4.1              Organization and Qualification.

(a)               The Company and each Company Subsidiary (i) are duly formed, validly existing and in good standing under the Laws of the state of their respective organization and (ii) have all requisite organizational power and authority to own, lease and operate their respective properties, rights and other assets and carry on their business as presently owned or conducted, except where the failure of any Company Subsidiary to be so formed, existing and in good standing or of the Company or the Company Subsidiaries to have such power or authority would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(b)               The Company and each Company Subsidiary have been duly qualified, licensed or registered to transact business as a foreign entity and are in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of property or the conduct of their business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)               The Company has made available to Buyer true and correct copies of the organizational documents for the Company and each Company Subsidiary as in effect on the date hereof, and none of the Company or any Company Subsidiary is in violation of any of the provisions of such documents, except for any violation that would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

4.2              Capitalization of the Company. The Company Units represent all the authorized, issued and outstanding equity interests of the Company as of the date hereof. Except as set forth on Schedule 4.2, there are no other equity securities of the Company authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever, relating to any of the Company Units, to which the Company or any of the Company Subsidiaries is a party or is bound requiring the issuance, delivery or sale of equity interests of the Company. Except as set forth on Schedule 4.2, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of the Company Units to which the Company or any Company Subsidiaries is a party or is bound. The Company has no authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the holders of the Company Units on any matter. There are no Contracts to which the Company is a party or by which it is bound to (x) repurchase, redeem or otherwise acquire any of the Company Units or (y) vote or dispose of any of the Company Units. Except as set forth in the Company LLC Agreement, there are no irrevocable proxies and no voting agreements with respect to any of the Company Units. Since September 30, 2016, the Company and Company Subsidiaries have not repurchased or otherwise acquired any Company Units. Schedule 4.2 sets forth a complete and accurate capitalization table that includes (i) each holder of Preferred Units and the number of Preferred Units held by each such holder, (ii) each holder of Common Units and the number of Common Units held by each such holder, (iii) a list of each holder of Incentive Units, the number of Incentive Units held (with separate listings of performance-vesting Incentive Units and service-vesting Incentive Units) and the amount of any loans outstanding or committed to be made with respect to such Incentive Units by such holder and the Distribution Hurdle (as defined in the Company LLC Agreement) for each of the Incentive Units held and (iv) a list of each holder of Phantom Units, the number of Phantom Units held by such holder and the amount of any Phantom Unit Prior Bonus Payments and Phantom Unit Future Bonus Rights with respect to such Phantom Units.

4.3              Subsidiaries.

(a)               Schedule 4.3(a) sets forth a complete and accurate list of the name and jurisdiction of each of the Company’s Subsidiaries (each a “Company Subsidiary”) and the authorized, issued and outstanding equity interests of each Company Subsidiary. All of the outstanding equity interests of each Company Subsidiary are duly authorized, validly issued, fully paid and non-assessable, if applicable, and are directly owned of record by the Company or a Company Subsidiary, free and clear of any Encumbrances other than Permitted Encumbrances or Encumbrances created by acts of Buyer or its Affiliates. Except as set forth on Schedule 4.3(a), there are no other equity securities of any Company Subsidiary authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever to which any Company Subsidiary is a party or may be bound requiring the issuance, delivery or sale of shares of capital stock, or other equity interests, of any Company Subsidiary. Except as set forth on Schedule 4.3(a), there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the equity interests of, or other voting interest in, any Company Subsidiary to which the Company or a Company Subsidiary is bound. No Company Subsidiary has any authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of such Company Subsidiary on any matter. There are no Contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, any Company Subsidiary or (ii) vote or dispose of any shares of the capital stock of, or other equity or voting interest in, any Company Subsidiary. Except to the extent provided under the Loan Agreement, there are no irrevocable proxies and no voting agreements with respect to any shares of equity interests, or other voting interest in, any Company Subsidiary.

(b)               Neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock of, or equity ownership or voting interest in, any Person (other than a Company Subsidiary).

4.4              Authority; Binding Obligation. The Company has full requisite authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required limited liability company action on the part of the Company and except with respect to the Member Approval, no other limited liability company proceedings on the part of the Company are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligation of Buyer, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (b) general principles of equity (clauses (a) and (b), collectively, the “Equitable Exceptions”). On or prior to the date hereof, the Company has received an executed Acknowledgment Letter from each holder of Common Units, a true and correct copy of which has been provided to Buyer.

4.5              No Defaults or Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company and performance by the Company of its obligations hereunder (a) do not conflict with or result in any violation of the organizational documents the Company or any Company Subsidiary; (b) except as set forth in Schedule 4.5, do not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the acceleration of or create in any party the right to accelerate, terminate, materially modify or cancel, with or without notice or lapse of time or both, any Material Contract or Lease, or give rise to any modification of the terms thereof; and (c) do not violate in any material respect any existing applicable Law of any Governmental Authority having jurisdiction over the Company, the Company Subsidiaries or any of their respective properties, except that no representation or warranty is made in the foregoing clauses (b) or (c) with respect to such matters that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

4.6            No Governmental Authorization Required. Except for applicable requirements of Antitrust Laws or as otherwise required due to the identity of Buyer and its Affiliates, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by the Company in connection with the due execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, except in each case for such authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

4.7            Financial Statements; No Undisclosed Liabilities.

(a)            The consolidated statements of financial operations included in the Financial Statements fairly present, in all material respects, the (i) consolidated financial position of Wirepath and each of its Subsidiaries as of their respective dates, and (ii) the other related statements included in the Financial Statements fairly present, in all material respects, the results of their consolidated operations and cash flows for the periods indicated, in each case in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, with only such deviations from such accounting principles or their consistent application as are related to the Unaudited Financial Statements, which are subject to (A) the absence of normal year-end audit adjustments (none of which individually or in the aggregate would be material) and (B) the absence of related footnotes. The Financial Statements, including, in the case of the Audited Financial Statements, the footnotes thereto, have been prepared from the books and records of Wirepath and each of its Subsidiaries and have been prepared in accordance with GAAP in effect as of the applicable date or period, consistently applied throughout the periods covered thereby. Complete copies of the Financial Statements have been made available to Buyer.

(b)            Except (i) as set forth in the Audited Financial Statements (including the footnotes thereto) or the Interim Balance Sheet and (ii) for liabilities incurred in the ordinary course of business consistent with past practice, since the date of the Interim Balance Sheet that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries do not have any liabilities, Indebtedness, debts or obligations of any nature (whether known or unknown, absolute, accrued, contingent or otherwise) that are required by GAAP to be reflected or reserved against in a balance sheet of the Company and the Company Subsidiaries.

(c)               Except as set forth in the Financial Statements, neither the Company nor any Company Subsidiary maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities and Exchange Commission.

(d)               The Company (i) does not own, and has never owned any assets other than cash and its equity interests in Wirepath, (ii) is not a party to any Contract, (iii) has never engaged in any activities other than its ownership of Wirepath and its issuance of equity interests and (iv) does not have any obligations or liabilities of any kind (whether absolute, contingent, accrued or unaccrued, liquidated or unliquidated) other than (A) liabilities for Taxes arising from its ownership of Wirepath and its Subsidiaries and (B) liabilities under the Contracts set forth on Schedule 4.7(d).

4.8              Intellectual Property.

(a)               Schedule 4.8(a)(i) sets forth all material Intellectual Property owned by the Company or a Company Subsidiary that is used in the operation of the business of the Company and is registered, issued or subject to a pending application for registration or issuance (“Owned Intellectual Property”), all of which (i) is subsisting and unexpired and, to the knowledge of the Company, the registered Owned Intellectual Property, valid and enforceable and (ii) except as set forth on Schedule 4.8(a)(ii), exclusively owned free and clear of any Encumbrances other than Permitted Encumbrances.

(b)               The Company and the Company Subsidiaries own, are licensed to use or otherwise have the right to use all material Intellectual Property used in the conduct of the business of the Company and the Company Subsidiaries as presently conducted, free and clear of any Encumbrances other than Permitted Encumbrances.

(c)               There are no Actions pending, or to the knowledge of the Company, threatened in writing (including cease-and-desist letters and invitations to take a patent license) (i) alleging that the Company or any Company Subsidiaries is infringing, diluting or misappropriating (“Infringing”) or otherwise violating the Intellectual Property rights of any third party or (ii) challenging the validity or enforceability of, nor the Company’s or the applicable Company Subsidiary’s title to, any Owned Intellectual Property or any other material proprietary Intellectual Property, and none of same is currently being challenged in any litigation or Action to which the Company or a Company Subsidiary is a party.

(d)               To the knowledge of the Company, no Person is materially Infringing or violating any Intellectual Property owned by the Company or a Company Subsidiary. The conduct of the business of the Company and the Company Subsidiaries as presently conducted does not infringe or violate in any material respect any Intellectual Property right of any third party.

(e)               All material firmware, middleware, servers, websites, applications, databases, workstations, routers, hubs, switches, circuits, networks, data communications lines, and all other information technology equipment, and all associated documentation, computer systems and Software used in the conduct of the business of the Company and the Company Subsidiaries (i) perform in material conformance with their documentation, (ii) are free from any material Software defect, error or bug, (iii) do not contain any virus, Software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer systems or Software, or any Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the Software and (iv) have not, over the past two (2) years, experienced a material failure which has not been resolved. The material proprietary Software of the Company and the Company Subsidiaries does not incorporate, use, or interact with, and is not based upon, any “open source” or similar Software in any manner that would require the Company or the Company Subsidiaries to license, distribute, offer or make available any source code relating to such proprietary Software, in connection with the licensing, distribution, availability or conveyance of such proprietary Software to other Persons. No third Person has possession of or any current or contingent right to access or possess any material proprietary source code of the Company or the Company Subsidiaries.

(f)                The Company and the Company Subsidiaries are in compliance with all Laws regarding the collection, use, protection, transmission and storage of Personal Data and no Person has gained unauthorized access to or made any unauthorized use of any Personal Data maintained by the Company or the Company Subsidiaries. The Company and the Company Subsidiaries have implemented commercially reasonable security measures to protect all material Personal Data they receive and store in their respective computer systems against loss and against unauthorized access, use, modification, disclosure or other misuse by third parties, and to protect the confidentiality, integrity and security of their material computer systems, Software and internet sites from potential unauthorized use, access, interruption or modification by third parties.

4.9              Compliance with the Laws. The business of the Company and the Company Subsidiaries, taken as a whole, is not being, and since December 31, 2013, has not been, conducted in violation of any applicable Laws, except such violations which, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Since December 31, 2013, neither the Company nor any of the Company Subsidiaries has received written notice from any Governmental Authority asserting that the Company or any Company Subsidiary is in violation of any Law. No representation or warranty is given under this Section 4.9 with respect to Taxes, Employee Benefit Plans, Labor Relations or Environmental Compliance, which matters are covered exclusively under Sections 4.12, 4.14, 4.15, and 4.16, respectively.

4.10          Contracts. Schedule 4.10 lists or describes, as of the date hereof, and true and correct copies (solely with respect to written Contracts) have been made available to Buyer of, all Contracts (other than Company Plans, Leases, purchase orders and any Contracts solely between the Company or any Company Subsidiary, on the one hand, and any Company Subsidiary, on the other hand) to which the Company or any Company Subsidiary is a party or to which their respective assets, rights, property or business are bound or subject as of the date hereof, which are:

(a)               Contracts which involve commitments to make capital expenditures in excess of $500,000 or which provide for the purchase of goods or services by the Company or any Company Subsidiary from any one Person under which the undelivered balance of such products or services has a purchase price in excess of $1,000,000 other than purchase orders with customers or distributors in the ordinary course of business (excluding for purposes of this exception, the Contracts required to be listed on Schedule 4.22, which are Material Contracts hereunder);

(b)               Contracts which provide for the sale of products or services by the Company or any Company Subsidiary to any other Person under which the undelivered balance of such product or services is in excess of $1,000,000, other than purchase orders with customers or distributors in the ordinary course of business;

(c)               Contracts relating to (i) Indebtedness, including surety bonds, performance bonds and letters of credit or (ii) any loan or advance by the Company or any Company Subsidiaries to any Person other than advances for travel and other normal business expenses to officers and employees in the ordinary course of business;

(d)               partnership, joint venture or similar agreements;

(e)               Contracts with dealers, distributors or sales representatives pursuant to which the Company or any Company Subsidiary makes annual payments in excess of $3,000,000;

(f)                Contracts providing for the acquisition of all or a substantial portion of the assets or equity of any Person or of any business other than (i) those under which the Company and its Subsidiaries have no further obligations or liabilities or (ii) acquisitions of inventory, supplies or other materials in the ordinary course of business;

(g)               Contracts (i) granting any Person an Encumbrance on any part of the tangible or intangible assets of the Company or any Company Subsidiaries, other than Permitted Encumbrance or sales of inventory in the ordinary course of business or (ii) limiting the ability of the Company or any Company Subsidiaries to incur Indebtedness, pay or make any dividends or distributions, or create Encumbrances on assets, rights or properties owned by the Company or any Company Subsidiaries;

(h)               Contracts that contain (i) a covenant by the Company or any Company Subsidiary not to compete in any line of business with any Person or in any geographic region, (ii) “most favored nations” terms or establishes an exclusive sale or purchase obligation with respect to any product or geographic area, or (iii) a “right of first offer” or “right of first refusal” on behalf of any other Person to acquire Company or any Company Subsidiary or any assets or business or product lines thereof;

(i)                 Contracts that contain licenses of Intellectual Property from the Company or a Company Subsidiary to any third party or to the Company or a Company Subsidiary from any third party, pursuant to which the Company or any Company Subsidiary has received or made payments of more than $100,000 in the twelve (12) calendar months ended May 31, 2017 with respect to such licenses;

(j)                 Contracts that are collective bargaining agreements; and

(k)              Contracts entered into in the past three years involving any resolution or settlement of any actual or threatened proceeding with a value of greater than $100,000 or which imposes material continuing obligations on the Company or any Company Subsidiary (collectively, the Contracts listed on Schedule 4.10 or which should be listed on Schedule 4.10 are referred to herein as the “Material Contracts”).

With respect to all Material Contracts, neither the Company, any Company Subsidiary nor, to the knowledge of the Company, any other party to any such Contract is in breach thereof or default thereunder and there does not exist under any Material Contract any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Company, any Company Subsidiary or, to the knowledge of the Company, any other party, in each case except for such breaches, defaults and events as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Each Material Contract (A) is valid and binding on the Company or a Company Subsidiary and, to the knowledge of the Company, the other parties thereto, and (B) is in full force and effect.

4.11          Litigation. Except as set forth on Schedule 4.11, as of the date hereof, there are no Actions pending, or to the knowledge of the Company, threatened against the Company or any Company Subsidiary or any material portion of their respective properties or assets before any Governmental Authority against or involving the Company or any Company Subsidiary that, individually or in the aggregate, would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole or that seek to prevent the Company from consummating the transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiary has failed to pay any settlement Contract with or is subject to any unsatisfied order, judgment, injunction, ruling, decision, award or decree of any Governmental Authority.

4.12          Taxes. Except as set forth in Schedule 4.12:

(a)               All material Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary have been timely (within any applicable extension periods) filed, and all such Tax Returns are true, complete and correct in all material respects.

(b)               The Company and the Company Subsidiaries have fully and timely paid all material Taxes owed by such entities.

(c)               All material deficiencies for Taxes asserted or assessed in writing against the Company or the Company Subsidiaries have been fully and timely (within any applicable extension periods) paid, settled or properly reflected in the Financial Statements.

(d)               No audit, assessment or claim is pending or, to the knowledge of the Company, threatened in writing with respect to any material Taxes due from or with respect to the Company or any Company Subsidiary.

(e)               There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes due from the Company or any Company Subsidiary for any taxable period and no request for any such waiver or extension is currently pending. No claim has been made by a Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Tax in such jurisdiction.

(f)                There are no Encumbrances for Taxes upon the assets or properties of the Company or any Company Subsidiary, except for Permitted Encumbrances.

(g)             Neither the Company nor any Company Subsidiary has participated, or is currently participating, in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any corresponding provision of state, local or foreign Tax Law.

(h)              Neither the Company nor any Company Subsidiary is a party to any agreement, Contract or arrangement primarily relating to the sharing, allocation or indemnification of Taxes, or has any liability for Taxes of any Person by reason of being a member of the affiliated group, within the meaning of Section 1504(a) of the Code or filing consolidated federal income Tax Returns under Treasury Regulations Section 1.1502-6 or similar provision of state, local or foreign Tax Law, or as a transferee or successor.

(i)                Neither the Company nor any Company Subsidiary has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax Law, and neither the Company nor any Company Subsidiary is subject to any private letter ruling of the U.S. Internal Revenue Service or comparable ruling of any other Governmental Authority.

(j)               Neither the Company nor any Company Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition.

(k)              Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in accounting method made prior to the Closing, (ii) closing or similar agreement with any Governmental Authority executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, or (iv) election under Section 108(i) of the Code or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(l)                 Except as set forth on Schedule 4.12(l), each of the Company and each Company Subsidiary has always been treated as a partnership or disregarded entity for U.S. federal and applicable state and local income tax purposes.

(m)             Neither the Company nor any Company Subsidiary has made an election pursuant to Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 205 and the Consolidated Appropriations Act of 2016 (the “Partnership Audit Rules”), to cause the Partnership Audit Rules to apply to any taxable year of the Company or any Company Subsidiary beginning prior to January 1, 2018.

4.13          Permits. The Company and each Company Subsidiary have all material consents, authorizations, registrations, waivers, certificates, filings, franchises, licenses, notices and permits necessary for the lawful conduct of the Company’s and each Company Subsidiary’s businesses as currently conducted, or the lawful ownership of properties and assets or the operation of their businesses as currently conducted (collectively, “Permits”). All such Permits have been lawfully obtained and are in full force and effect, and there has occurred no default under any Permit by the Company or any Company Subsidiary except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

4.14             Employee Benefit Plans.

(a)               Schedule 4.14(a) contains a true and complete list of each material written “employee benefit plan” (within the meaning of Section 3(3) of ERISA), stock purchase, stock option, phantom stock, performance unit, stock appreciation right, employee stock ownership, equity compensation, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, profit sharing, pension, retirement, retention, compensation, termination, consulting, welfare benefit, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, in each case, (i) which the Company or any Company Subsidiary sponsors, maintains or contributes to for the benefit of its current or former employees or (ii) with respect to which the Company or any Company Subsidiary has, or could reasonably be expect to have any direct or indirect liability, contingent or otherwise, other than any multiemployer plan as defined in Section 3(37) of ERISA (a “Multiemployer Plan”). All such plans, agreements, programs, policies and arrangements, whether or not material, shall be collectively referred to as the “Company Plans.”

(b)               With respect to each Company Plan, the Company has made available to Buyer a current copy (or, to the extent no such copy exists, a description) thereof and, to the extent applicable: (i) any related trust agreement; (ii) the most recent IRS determination letter; (iii) the most recent summary plan description, and (iv) for the most recent plan year (A) the Form 5500 and attached schedules and (B) audited financial statements.

(c)               Neither the Company nor any Company Subsidiary contributes to any Multiemployer Plan and none of the Company Plans are subject to Title IV of ERISA. Additionally, neither the Company nor any Company Subsidiary has any current or contingent liability or obligation pursuant to any Multiemployer Plan or by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(d)               Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole: (i) each Company Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, rules and regulations and (ii) each Company Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter from the IRS as to its qualification or is entitled to rely upon a favorable opinion issued by the IRS, and to the knowledge of the Company nothing has occurred that could reasonably be expected to cause the loss of such qualification or exemption.

(e)               For each Company Plan that is a “welfare plan” within the meaning of ERISA Section 3(1), neither the Company nor any Company Subsidiary has any liability or obligation under any plan which provides medical or death benefits with respect to current or former employees of the Company or any Company Subsidiary beyond their termination of employment (other than coverage mandated by Law).

(f)                With respect to any Company Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened and (ii) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(g)               Except as otherwise set forth in this Agreement with respect to the Incentive Units and Phantom Units, or as otherwise set forth on Schedule 4.14(g), the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment) will not (i) result in any material payment from the Company or any Company Subsidiary becoming due, or increase materially the amount of any compensation due, in each case to any current or former employee of the Company or any Company Subsidiary, (ii)  materially increase any benefits otherwise due under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits from the Company or any Company Subsidiary to any current or former employee of the Company or any Company Subsidiary or (iv) result in payments which would not be deductible under Section 280G of the Code.

(h)               The Company does not maintain any Company Plans outside the jurisdiction of the United States or that cover any employee of the Company or any Company Subsidiary residing or working outside of the United States.

4.15          Labor Relations.

(a)               Except as would not result in material liability to the Company: (i) since December 31, 2013, neither the Company nor any of the Company Subsidiaries have experienced any work stoppage, labor strike, slowdown, or other material labor dispute, disruption or claim of unfair labor practices and, to the knowledge of the Company, none is threatened, (ii) the Company and the Company Subsidiaries are in material compliance with all applicable Laws respecting employment practices, classification of individuals as employees or independent contractors, classification of individuals as exempt or non-exempt terms and conditions of employment and wages and hours, laws regarding notification to employees of plant closings or mass layoffs and are not engaged in any unfair labor practice and (iii) there is no material unfair labor practice charge or complaint against the Company or any of the Company Subsidiaries pending before the National Labor Relations Board or any similar state agency. There are no material administrative charges or court complaints against the Company or any of the Company Subsidiaries concerning workman’s compensation, alleged employment discrimination or other employment related matters or material breach of any Law, regulation pending or, to the knowledge of the Company, threatened before any Governmental Authority.

(b)              Neither the Company nor any of the Company Subsidiaries is a party to or bound by any collective bargaining agreement or similar agreement with any labor organization.

4.16          Environmental Compliance. Each of the Company and each Company Subsidiary is in compliance with all, and has not violated any, applicable Environmental Laws, except where the failure to be in compliance or the violation thereof would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Each of the Company and each Company Subsidiary have all permits, authorizations and approvals required under any applicable Environmental Laws of the business of the Company and the Company Subsidiaries as presently conducted, except where the failure to have such permits, authorizations and approvals would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole and are each in compliance with the requirements of such permits. Since December 31, 2013, the Company and each Company Subsidiary have been in compliance with and have not violated such permits, authorizations and approvals, except where the failure to be in compliance or the violation thereof would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. As of the date hereof, there are no pending or to the knowledge of the Company, threatened Environmental Claims against the Company or any Company Subsidiary that, individually or in the aggregate, would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. To the Company’s knowledge, no release of any Hazardous Substance has occurred on, in, under or from the Leased Property for which there was an obligation under Environmental Law to perform any investigation or remedial action except for releases that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

4.17          Insurance. All material insurance policies (the “Insurance Policies”) with respect to the properties, assets, or business of the Company and the Company Subsidiaries are listed on Schedule 4.17 and are in full force and effect and all premiums due and payable thereon have been paid in full. As of the date hereof, neither the Company nor any Company Subsidiary has received a written notice of cancellation or non-renewal of any Insurance Policy, nor, to the Company’s knowledge, is the early termination of any Insurance Policy threatened.

4.18          Real Property. The Company and the Company Subsidiaries do not own any real property. The Company and the Company Subsidiaries have leasehold, subleasehold or license interests in the real property specified on Schedule 4.18 under the heading “Leased Properties” (the “Leased Property”), which is a complete and accurate list as of the date hereof of all Leased Property and identifies all of the leases, subleases, licenses and other arrangements relating to the use or occupancy of the Leased Property by the Company and the Company Subsidiaries (collectively, the “Leases”). True, correct and complete copies of each of the Leases as of the date hereof have been made available to Buyer by the Company. With respect to all Leases, neither the Company, any Company Subsidiary nor, to the knowledge of the Company, any other party to any Lease is in breach thereof or default thereunder and there does not exist under any Lease any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Company, any Company Subsidiary or, to the knowledge of the Company, any other party, in each case except for such breaches, defaults and events as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. All of the Leases that are material to the Company and the Company Subsidiaries, taken as a whole, are in full force and effect.

4.19          Affiliate Transactions. Except for (a) employment relationships and compensation, benefits and travel advances in the ordinary course of business, (b) transactions entered into on “arms’-length” terms in the ordinary course of business with portfolio companies of General Atlantic LLC or of its Affiliates (including, for the avoidance of doubt, Red Ventures), or (c) as disclosed on Schedule 4.19, neither the Company nor any Company Subsidiary is a party to any agreement or transaction with, or involving the making of any payment or transfer of assets to, any Company Affiliated Person.

4.20          Absence of Certain Changes or Events. Except as set forth on Schedule 4.20, or as otherwise expressly contemplated by this Agreement, (a) during the period from the date of the Interim Balance Sheet to the date of this Agreement, the Company and each Company Subsidiary have conducted their respective businesses in the ordinary course of business and they have not engaged in any of the activities prohibited by Section 7.1(a)(v), (vi), (vii), (ix), (x) and (xii) of this Agreement and (b) since the date of the Audited Balance Sheet through the date hereof, there has been no Material Adverse Effect.

4.21          Brokers. Except as set forth on Schedule 4.21, no broker, finder or similar intermediary has acted for or on behalf of the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Company or any Company Subsidiary or any action taken by them.

4.22          Top Suppliers. Schedule 4.22 sets forth the Contracts with, and identifies, the top twenty (20) suppliers of the Company and its Subsidiaries, based on aggregate total purchases by the Company and its Subsidiaries for the most recent fiscal year (other than any such Contracts consisting solely of purchase orders) (each of which is a Material Contract), true, correct and complete copies of which have been provided to Buyer. To the knowledge of the Company, no counterparty set forth on Schedule 4.22 has given the Company, any Subsidiary of the Company or any of their respective officers, directors, employees, agents or representatives, (a) notice that it intends to stop or materially alter its business relationship with the Company or any Subsidiary, or (b) has during the past 12 months decreased materially, or threatened to decrease or limit materially, the amount of business it transacts with the Company or any Subsidiary.

4.23          Exclusivity of Representations. The representations and warranties made by the Company in this Article 4 are the exclusive representations and warranties made by or concerning the Company. Except as otherwise expressly set forth in this Article 4, (a) the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, written or oral, as to the condition, value or quality of any business or assets of the Company or any of the Company Subsidiaries, and (b) the Company specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the assets of the Company or any of the Company Subsidiaries, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood that except for the representations set forth in this Article 4 such subject assets are “as is, where is” on the Closing Date, and in their present condition, and the Parent Parties shall rely on their own examination and investigation thereof. The Company is not, directly or indirectly, making any representations or warranties regarding the pro-forma financial information, financial projections or other forward-looking statements of the Company or any Company Subsidiary.

Article 5

REPRESENTATIONS AND WARRANTIES OF THE BLOCKER SELLER

The Blocker Seller hereby represents and warrants to the Parent Parties as follows:

5.1              Organization and Qualification.

(a)               The Blocker Seller and the GA Blocker are (i) duly formed, validly existing and in good standing under the Laws of the state of their respective organization and (ii) have all requisite corporate power and authority to own and manage its assets and to carry on its business as it is now being conducted, except where the failure of the Blocker Seller or the GA Blocker to have such power or authority would not, individually or in the aggregate, reasonably be expected to be material to the Blocker Seller or the GA Blocker, as applicable. The Blocker Seller has made available to Buyer true and correct copies of the organizational documents for the GA Blocker as in effect on the date hereof and the GA Blocker is not in violation of any of the provisions contained in such organizational documents.

(b)               (i) Except for the equity interests of the Company and the Company Subsidiaries held directly or indirectly by the GA Blocker, the GA Blocker does not have, and has never had, any equity interest, direct or indirect, in any corporation, partnership, joint venture or other entity, and (ii) except for liabilities incurred, and assets received, in connection with Taxes payable by the GA Blocker or the direct ownership of Company Units, the GA Blocker does not have, and has never had, any other assets, operations or liabilities of any nature (whether absolute or contingent). The GA Blocker was formed for the sole purpose of holding directly the Company Units, and the GA Blocker has conducted no activity other than holding directly the Company Units.

(c)               The Blocker Seller has delivered to Buyer a true and correct copy of the EPA. None of the payments to be made pursuant to Article 2 (assuming the payment in full of the 2017 Contingent Value Right) or Section 11.20 will give rise to any CVR Payment and prior to the execution of this Agreement Blocker Seller has delivered to the Buyer or its Representative true and correct information supporting such conclusion.

5.2              Authority; Binding Obligation. The Blocker Seller has full requisite authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required limited liability company action on the part of the Blocker Seller and no other limited liability company proceedings on the part of the Blocker Seller are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Blocker Seller and, assuming that this Agreement constitutes the legal, valid and binding obligation of Buyer, constitutes the legal, valid and binding obligation of the Blocker Seller, enforceable against the Blocker Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

5.3              No Defaults or Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Blocker Seller and performance by the Blocker Seller of its obligations hereunder (a) do not conflict with or result in any violation of the organizational documents of the Blocker Seller or the GA Blocker; (b) do not conflict with, or result in a material breach of any of the terms or provisions of, or constitute a material default under, or result in the acceleration of or create in any party the right to accelerate, terminate, materially modify or cancel, with or without notice or lapse of time or both, any material Contract to which it is a party; and (c) do not violate in any material respect any existing applicable Law of any Governmental Authority having jurisdiction over the Blocker Seller, the GA Blocker or any of their respective properties.

5.4              No Governmental Authorization Required. Except for applicable requirements of Antitrust Laws, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by the Blocker Seller or the GA Blocker in connection with the due execution, delivery and performance by the Blocker Seller and the GA Blocker of this Agreement and the consummation by the Blocker Seller and the GA Blocker of the transactions contemplated hereby, except that no representation or warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Blocker Seller or the GA Blocker to effect the transactions contemplated hereby.

5.5              Capitalization.

(a)               The Blocker Seller holds of record and owns beneficially the Blocker Interests and the GA Blocker holds of record and owns all of the Blocker Company Units, in each case free and clear of all Encumbrances (other than Encumbrances relating to the transfer of securities under applicable securities Laws). The Blocker Interests represent all the authorized, issued and outstanding equity interests of the GA Blocker. Upon consummation of the transactions provided in Article 2, Buyer will acquire good and valid title of all the Blocker Interests free and clear of all Encumbrances (other than Encumbrances relating to the transfer of securities under applicable securities Law and any Encumbrances resulting from the actions of Buyer or its Affiliates).

(b)               There are no other equity securities of the GA Blocker authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever, relating to any of the Blocker Interests or the Blocker Company Units, to which the Blocker Seller or the GA Blocker is a party or is bound requiring the issuance, delivery or sale of equity interests of the GA Blocker. Except as set forth on Schedule 5.5(b), there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any of the Blocker Interests or the Blocker Company Units to which the Blocker Seller or the GA Blocker is a party or is bound. Except as set forth on Schedule 5.5(b), the GA Blocker has no authorized or outstanding bonds, debentures, notes or other Indebtedness. There are no Contracts to which any of the Blocker Seller or the GA Blocker is a party or by which it is bound to (x) repurchase, redeem or otherwise acquire any of the Blocker Interests or the Blocker Company Units or (y) vote or dispose of any of the Blocker Interests or the Blocker Company Units. There are no irrevocable proxies and no voting agreements with respect to any of the Blocker Interests or the Blocker Company Units.

5.6              Compliance With Laws; Litigation. The GA Blocker has at all times been, and is currently, in material compliance with all Laws applicable to the GA Blocker. As of the date hereof, there are no Actions pending, or to the knowledge of the Blocker Seller, threatened against the GA Blocker or any of its properties or assets before any Governmental Authority against or involving the GA Blocker. The GA Blocker is not subject to any unsatisfied order, judgment, injunction, ruling, decision, award or decree of any Governmental Authority.

5.7              Taxes. Except as set forth in Schedule 5.7:

(a)               All material Tax Returns required to be filed by or with respect to the GA Blocker have been timely (within any applicable extension periods) filed, and all such Tax Returns are true, complete and correct in all material respects.

(b)             The GA Blocker has fully and timely paid all material Taxes owed by such company.

(c)             All material deficiencies for Taxes asserted or assessed in writing against the GA Blocker have been fully and timely (within any applicable extension periods) paid, settled or properly reflected in the GA Blocker’s financial statements.

(d)             No audit, assessment or claim is pending or, to the knowledge of the GA Blocker or the Blocker Seller, threatened in writing with respect to any material Taxes due from or with respect to the GA Blocker.

(e)             There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes due from the GA Blocker for any taxable period and no request for any such waiver or extension is currently pending.

(f)              There are no Encumbrances for Taxes upon the assets or properties of the GA Blocker, except for Permitted Encumbrances.

(g)             The GA Blocker has not participated, or is currently participating, in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding provision of state, local or foreign Tax Law).

(h)             The GA Blocker is not a party to any agreement, Contract or arrangement primarily relating to the sharing, allocation or indemnification of Taxes, or has any liability for Taxes of any Person by reason of being a member of the affiliated group, within the meaning of Section 1504(a) of the Code or filing consolidated federal income Tax Returns under Treasury Regulations Section 1.1502-6 or similar provision of state, local or foreign Tax Law, or as a transferee or successor.

(i)              The GA Blocker has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax Law, and the GA Blocker is not subject to any private letter ruling of the U.S. Internal Revenue Service or comparable ruling of any other Governmental Authority.

(j)              The GA Blocker has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition.

(k)             The GA Blocker will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in accounting method made prior to the Closing, (ii) closing or similar agreement with any Governmental Authority executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, or (iv) election under Section 108(i) of the Code or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

5.8              Brokers. No broker, finder or similar intermediary has acted for or on behalf of the Blocker Seller in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Blocker Seller or any action taken by them.

5.9              Exclusivity of Representations. The representations and warranties made by the Blocker Seller in this Article 5 are the exclusive representations and warranties made by or concerning the Blocker Seller. Except as otherwise expressly set forth in this Article 5, (a) the Blocker Seller expressly disclaims any representations or warranties of any kind or nature, express or implied, written or oral, as to the condition, value or quality of any business or assets of the Blocker Seller and the Company Group, and (b) the Blocker Seller specifically disclaim any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the assets of the Blocker Seller, and the Company Group, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood that except for the representations set forth in this Article 5 such subject assets are “as is, where is” on the Closing Date, and in their present condition, and the Parent Parties shall rely on their own examination and investigation thereof. The Blocker Seller is not, directly or indirectly, making any representations or warranties regarding the pro-forma financial information, financial projections or other forward-looking statements of the Blocker Seller or the GA Blocker.

Article 6

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Each of the Parent Parties represents and warrants to the Company and the Blocker Seller as follows:

6.1              Organization. Each Parent Party is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Parent Party has all requisite corporate power and authority to own its properties, rights or other assets and carry on its business in all material respects as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected, individually or in the aggregate, to materially impair or delay the ability of the Parent Parties to effect the transactions contemplated hereby. Each Parent Party was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and have engaged in no business activity other than as contemplated by this Agreement. Except for obligations or liabilities incurred in connection with the transactions contemplated by this Agreement, the Parent Parties have not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any material agreements or arrangements with any Person.

6.2              Authority; Binding Obligation. Each Parent Party has full requisite corporate authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each Parent Party and except with respect to the stockholder approvals of Merger Sub I and Merger Sub II, no other corporate proceedings on the part of the Parent Parties are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby by the Parent Parties. This Agreement has been duly executed and delivered by the Parent Parties and, assuming that this Agreement constitutes the legal, valid and binding obligations of the other parties hereto, constitutes the legal, valid and binding obligation of the Parent Parties, enforceable against the Parent Parties in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

6.3              No Defaults or Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Parent Parties and performance by each Parent Party of its obligations hereunder (a) do not conflict with or result in any violation of the charter, bylaws or other constituent documents of such Parent Party, and (b) do not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the acceleration of or create in any party the right to accelerate, terminate, materially modify or cancel, with or without notice or lapse of time or both, any material Contract to which a Parent Party is a party or by which a Parent Party is bound or to which the properties of the Parent Parties may be subject, and (c) do not violate in any material respect any existing applicable Law of any Governmental Authority having jurisdiction over the Parent Parties or any of their respective properties, except that no representation or warranty is made in the foregoing clauses (b) or (c) with respect to such matters that would not reasonably be expected, individually or in the aggregate, to materially impair the ability of a Parent Party to effect the transactions contemplated hereby.

6.4              No Authorization or Consents Required. Except for applicable requirements of Antitrust Laws, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by any Parent Party in connection with the due execution, delivery and performance by such Parent Party of this Agreement and the consummation by such Parent Party of the transactions contemplated hereby in each case for such authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Parent Parties to effect the transactions contemplated hereby.

6.5              Brokers. No broker, finder or similar intermediary has acted for or on behalf of any Parent Party in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Parent Parties or any action taken by the Parent Parties.

6.6              Litigation. There is no Action pending or to the knowledge of Buyer, threatened against any Parent Party or any material portion of their respective properties or assets before any Governmental Authority which questions the validity or legality of this Agreement or the transactions contemplated hereby or which seeks to prevent the transactions contemplated hereby or otherwise would reasonably be expected, individually or in the aggregate, to prevent or materially impair the ability of the Parent Parties to effect the transactions contemplated hereby.

6.7              Reliance. Each of the Parent Parties acknowledges that it and its Representatives have been permitted full and complete access to the books and records, facilities, equipment, Tax Returns, Contracts, insurance policies (or summaries thereof) and other properties and assets of the Company Group that it and its Representatives have desired or requested to see or review, and that it and its Representatives have had a full opportunity to meet with the officers and employees of the Company Group to discuss the business of the Company Group. The Parent Parties acknowledge that none of the Company Group, the Blocker Seller or any other Person has made any representation or warranty, express or implied, written or oral, as to the accuracy or completeness of any information that the Blocker Seller or the Company Group furnished or made available to the Parent Parties and their respective Representatives, and none of the Blocker Seller, the Merger Participants or any other Person (including any Representative of the Blocker Seller, the Company Group or the Merger Participants) shall have or be subject to any liability to the Parent Parties, or any other Person, resulting from any of the Parent Parties’ use of any information, documents or material made available to any Parent Party in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby. The Parent Parties acknowledge that, should the Closing occur, Buyer shall acquire the Company Group without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a “where is” basis. The Parent Parties acknowledge that, except for the representations and warranties contained in Article 4 and Article 5 (which the Parent Parties acknowledge shall not survive following the Closing), neither the Company, the Blocker Seller nor any other Person has made, and none of the Parent Parties have relied on, any other representation or warranty, express or implied, written or oral, by or on behalf of the Company or the Blocker Seller. Each of the Parent Parties acknowledges that neither the Company, the Blocker Seller nor any other Person, directly or indirectly, has made, and Buyer has not relied on, any representation or warranty regarding the pro-forma financial information, financial projections or other forward-looking statements of the Company Group, and none of the Parent Parties will make any claim with respect thereto.

6.8              Investment Purpose. Buyer will be purchasing the Company Units and the Blocker Interests for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities Laws. Each of the Parent Parties acknowledges that the sale of the Company Units and the Blocker Interests hereunder has not been registered under the Securities Act of 1933 and the rules promulgated thereunder (the “Securities Act”) or any state securities Laws, and that the Company Units and the Blocker Interests may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. Buyer represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

6.9              Financing. Each of the Parent Parties affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that such Parent Party obtain financing for or related to any of the transactions contemplated hereby. Buyer has delivered to the Company true, correct, and complete copies of (i) the executed Equity Commitment Letter (the commitments thereunder, the “Equity Financing Commitments”) to provide to Buyer, subject to the terms and conditions therein, cash in the aggregate amount set forth therein (the “Equity Financing”), and (ii) the executed Debt Commitment Letter (the commitments under the Debt Commitment Letter, the “Debt Financing Commitments” and, together with the Equity Financing Commitments, the “Financing Commitments”) (provided, that provisions in the Commitment Letters and any fee letters related to fees and economic terms and any “market flex” terms may be redacted), pursuant to which, and subject to the terms and conditions of which, the lenders party thereto have committed to lend the amounts set forth therein to Buyer for the purpose of funding the transactions contemplated hereby (the “Debt Financing” and, together with the Equity Financing, collectively referred to as the “Financing”). None of the Commitment Letters has been amended or modified prior to the date hereof, and no such amendment or modification is contemplated as of the date hereof (except with respect to any “market flex” terms contained in that certain fee letter of even date herewith and related to the Debt Commitment Letter (a redacted version of such fee letter has been provided as of the date hereof)), other than, in the case of the Debt Commitment Letter, for any amendment or modification which would not reasonably be expected to impair or materially adversely affect the ability of the Parent Parties to consummate the Closing, and the respective commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect as of the date hereof (and, to the knowledge of Buyer, no such withdrawal or rescission is contemplated as of the date hereof). As of the date hereof, there are no side letters or other Contracts or arrangements that would reasonably be expected to impair or adversely affect the amount, availability or conditions of the Financing other than as expressly set forth in the Commitment Letters furnished to the Company pursuant to this Section 6.9. As of the date hereof, the Commitment Letters are not subject to any conditions precedent or other contingencies relating to the funding of the full amount of the Financing other than as set forth in the Commitment Letters delivered to the Company and, on the date hereof, are binding and in full force and effect and are the legal, valid (assuming due authorization, execution and delivery by the other parties thereto), binding and enforceable obligations of the Parent Parties and, to the knowledge of Buyer, each of the other parties thereto, as the case may be, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (b) applicable equitable principles (whether considered in a proceeding at law or in equity). All commitments and other fees required to be paid under the Commitment Letters prior to the date hereof have been paid in full. Assuming (i) the Equity Financing is funded in accordance with the terms of the Equity Commitment Letter and (ii) the satisfaction of the conditions set forth in Article 8, the aggregate proceeds contemplated by the Equity Commitment Letter, together with available funds of the Parent Parties, will, in the aggregate, be sufficient for the Parent Parties to complete the transactions contemplated by this Agreement, and to satisfy all of the obligations of the Parent Parties under this Agreement, including (i) paying the Base Blocker Seller Consideration, the Merger Participant Closing Date Consideration, the Loan Agreement Payoff Amount, the Seller Expenses and amounts payable in respect of Phantom Units (if required) pursuant to Section 2.7(a)(v), each at Closing, and (ii) paying all related fees and expenses. Assuming the satisfaction of the conditions set forth in Article 8, to the knowledge of Buyer, there exists no fact or occurrence existing on the date hereof that would reasonably be expected to cause the Commitment Letters to be ineffective.

Article 7

COVENANTS

Unless this Agreement is terminated pursuant to Article 10, the parties hereto covenant and agree as follows:

7.1              Conduct of Business of the Company.

(a)               Except as expressly contemplated by this Agreement or as otherwise set forth in Schedule 7.1, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, the Company shall, and to cause the Company Subsidiaries to, conduct their respective business and operations in the ordinary course in all material respects and use commercially reasonable efforts to preserve in all material respects its and their present relationships with their material customers, vendors and suppliers and keep available the services of the executive officers and other key employees of the Company and the Company Subsidiaries. Without limiting the generality of the foregoing, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed; provided, that Buyer shall respond no later than five (5) Business Days following receipt of the Company’s written request for such response), the Company shall not, and shall cause the Company Subsidiaries not to, undertake any of the following actions:

(i)             issue, sell, transfer, encumber or pledge, or authorize or propose the issuance, sale, transfer, pledge of or subject to any Encumbrance (in each case, other than Permitted Encumbrances with respect to equity securities of the Company Subsidiaries) (A) equity interests of the Company (including the Company Units and awards under the Phantom Equity Plan), or any Company Subsidiary, or securities convertible into or exchangeable for any such equity interests, or any rights, warrants or options to acquire any such equity interests or other convertible securities of the Company or any Company Subsidiary or (B) any other securities in respect of, in lieu of, or in substitution for equity interests of the Company (including the Company Units) or any Company Subsidiary outstanding on the date hereof;

(ii)            redeem, purchase or otherwise acquire any outstanding equity interests of the Company or any Company Subsidiary except for any redemption, purchase or acquisition from any employee of the Company or any Company Subsidiary in connection with the departure of such employee or, in the case of the Company, declare or pay any dividend or distribution; provided, that nothing in this Agreement shall restrict the Company or any Company Subsidiary from declaring or paying any cash dividend or distribution that is paid in full prior to the Closing Date;

(iii)           (A) adopt any amendment to the organizational documents of the Company or any Company Subsidiary or (B) split, reclassify or combine any of its equity securities;

(iv)           incur any Indebtedness that cannot be paid off at Closing (other than ordinary course borrowings under the Loan Agreement and other performance bonds or letters of credit entered into in the ordinary course of business consistent with past practice);

(v)           except as required under Company Plans in effect as of the date hereof or pursuant to Law, (A) increase the compensation or benefits of any of its directors, officers, or any other employees (except for annual increases in compensation for employees that have an annual base salary less than $125,000 that are in the ordinary course of business), (B) pay or agree to pay, grant, increase, fund, accelerate the vesting or payment of, any pension, retirement allowance, severance or termination pay, or other employee benefit to any director, officer or employee, whether past or present (except severance or termination pay for non-executive officer employees in the ordinary course of business consistent with past practice), (C) enter into, adopt, terminate, or amend any Company Plan, employment, bonus, severance or retirement Contract or other employee benefit plan or (D) hire any new executive officer or terminate the employment of any current executive officer other than for cause;

(vi)          sell, lease, transfer or otherwise dispose of, any of its property, rights or assets other than (A) inventory, supplies or other materials in the ordinary course of business and (B) sales of obsolete assets or assets with de minimis value;

(vii)          make any loans, advances or capital contributions, except advances for travel and other normal business expenses to officers and employees in the ordinary course of business consistent with past practice;

(viii)        (A) materially amend, become subject to, or terminate any Material Contract of the type described in Sections 4.10(a), 4.10(d), 4.10(g), 4.10(h), or any Lease (other than (x) bidding for, entering into or renewing Contracts with customers, distributors or suppliers in the ordinary course of business consistent with past practice, (y) terminations of Contracts and Leases as a result of the expiration of the term of such Contracts or Leases and (z) renewals of Leases in the ordinary course of business consistent with past practice, (B) enter into any Contract that would require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated by this Agreement to the extent such payment would not constitute a Seller Expense or (C) terminate or amend the Acknowledgment Letter;

(ix)           acquire (A) any business or Person or all or substantially all of the assets of any Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions or (B) any equity, debt or other securities of any Person (other than a wholly owned Subsidiary of the Company);

(x)            make any change in any method of accounting or auditing practice other than those required by GAAP;

(xi)           settle, compromise or discharge any Action, other than those that do not involve (A) the payment by the Company or any Company Subsidiaries of monetary damages at any time on or after the Closing Date, (B) any alleged criminal wrongdoing on the part of the Company or any Company Subsidiaries and (C) any injunctive or non-monetary relief sought against the Company or any Company Subsidiaries;

(xii)          plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any Company Subsidiary that would constitute a “mass layoff” or “plant closing” (as defined under the Worker Adjustment and Retraining Notification Act of 1988 and similar state and local Laws);

(xiii)        enter into, modify or amend, any transaction or Contract with, any Company Affiliated Person, other than ordinary course transactions on arms’-length terms with portfolio companies of General Atlantic LLC or of its Affiliates;

(xiv)        subject to Section 7.14(f) make or change any material Tax election, file any amended Tax Return, adopt or change any Tax accounting period or methods, settle or compromise any material Tax claim relating to the Company or any of the Company Subsidiaries, surrender any right to claim a refund of a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes;

(xv)          cancel or reduce any insurance coverage other than with respect to any Company Plan in the ordinary course of business consistent with past practice;

(xvi)        adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, exchange or readjustment of stock or units, stock or unit dividend or distribution or like change in the capitalization of the Company or any of Subsidiaries; or

(xvii)      authorize or agree to take any of the foregoing actions.

Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement (A) will give Buyer, directly or indirectly, rights to control or direct the business or operations of the Company or the Company Subsidiaries prior to the Closing or (B) shall operate to prevent or restrict any act or omission by the Company or the Company Subsidiaries the taking of which is required by applicable Law. Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, exercise consistent with the terms and conditions of this Agreement, control of their business and operations.

(b)               During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, neither Blocker Seller nor GA Blocker shall undertake any of the following actions:

(i)                 issue, sell, transfer, repurchase, pledge or otherwise subject to any Encumbrance, any Blocker Interests or take any action that would result in any of the representations and warranties in Section 5.1(b) to not be true and correct as of the Closing or Section 5.7 to not be true and correct in any material respect as of the Closing;

(ii)              (A) adopt any amendment to the organizational documents of the GA Blocker, (B) split, reclassify or combine any of the GA Blocker’s equity interests or (C) make any declaration or payment of any dividend or distribution by GA Blocker other than any cash dividends or distributions (whether on equity or in connection with the repayment of debt of the GA Blocker) that are declared and paid prior to the Closing Date;

(iii)            adopt a plan or agreement of complete or partial liquidation or dissolution, merger, plan of arrangement, amalgamation, consolidation, restructuring, recapitalization or other reorganization of GA Blocker;

(iv)             subject to Section 7.14(f), make or change any material Tax election, file any amended Tax Return, adopt or change any Tax accounting period or methods, settle or compromise any material Tax claim, surrender any right to claim a refund of a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes; or

(v)               authorize or agree to take any of the foregoing actions.

7.2              Access to Information; Confidentiality; Public Announcements.

(a)              During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, the Blocker Seller and the Company shall give Buyer and its authorized Representatives, and the Debt Financing Sources and their authorized Representatives (but only to the extent, in the case of the Debt Financing Sources, required in connection with the provision of the Debt Financing), reasonable access during normal business hours to all books, records, offices and other facilities and properties of the Company Group and the officers and employees of the Company Group as Buyer and its authorized Representatives or the Debt Financing Sources and their authorized Representatives may from time to time reasonably request; provided, however, that (i) any such access shall be subject to the Company Group’s reasonable security measures and insurance requirements and conducted in a manner not to unreasonably interfere with the businesses or operations of the Company Group, (ii) Buyer and its Representatives shall not contact or otherwise communicate with the suppliers of the Company Group unless, in each instance, approved in writing in advance by an executive officer of the Company (such approval not to be unreasonably withheld, conditioned or delayed), (iii) notwithstanding anything to the contrary in this Agreement, neither the Blocker Seller nor the Company Group shall be required to disclose any information to Buyer or its authorized Representatives or the Debt Financing Sources or their authorized Representatives if doing so could violate any Law to which the Blocker Seller or the Company Group is a party or to which the Blocker Seller or the Company Group is subject and (iv) nothing herein shall require the Blocker Seller or the Company Group to furnish to Buyer or provide Buyer (or the Debt Financing Sources) with access to information that is subject to attorney-client privilege but each shall take reasonable steps to provide such information if requested by Buyer or the Debt Financing Sources (collectively the “Access and Assistance Limitations”).

(b)               Any information provided to or obtained by Buyer or its authorized Representatives or the Debt Financing Sources and their authorized Representatives pursuant to paragraph (a) above shall be “Confidential Information” (herein referred to as “Confidential Information”) as defined in the non-disclosure agreement, dated April 11, 2017, by and between the Company and Hellman & Friedman Advisors LLC (the “Confidentiality Agreement”), and shall be held by Buyer and the Debt Financing Sources in accordance with and be subject to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms therein. In the event of the termination of this Agreement for any reason, Buyer shall comply with the terms and provisions of the Confidentiality Agreement, including returning or destroying all Confidential Information, subject to the terms and conditions set forth in the Confidentiality Agreement. Subject to the occurrence of the Closing, the Confidentiality Agreement shall terminate on the Closing Date.

(c)               No party will (and each party shall cause its Affiliates not to) issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the party whose name is being disclosed and shall keep the terms of this Agreement and the other documents executed in connection herewith confidential; provided, however, that nothing herein will prohibit (i) any party (or such Affiliate as the case may be) from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is, upon advice of counsel, required by Law, in which case the party (or such Affiliate, as the case may be) making such determination will, if practicable in the circumstances, use reasonable efforts to (x) allow the other parties reasonable time to comment on such release or announcement in advance of its issuance, (y) to obtain “confidential treatment” and (z) to redact any terms or provisions as a non-disclosing party may reasonably request or (ii) General Atlantic LLC, Hellman & Friedman LLC or any of their respective Affiliates from (x) disclosing such information to their respective Representatives, investors or prospective investors, in each case, who are subject to customary confidentiality obligations or (y) disclosing on their respective worldwide web pages, www.generalatlantic.com and www.H&F.com, the sale of the Company and the identity of Buyer or the acquisition of the Company and the identity of General Atlantic LLC in its capacity as seller of the Company, as the case may be. Notwithstanding anything contained herein to the contrary, in no event will the Company, any Company Subsidiaries or General Atlantic LLC have any right to use Hellman & Friedman LLC’s or its Affiliates’ name or mark, or any abbreviation, variation or derivative thereof, in any press release, public announcement or other public document or communication without the express written consent of Hellman & Friedman LLC, and in no event will Buyer have any right to use General Atlantic LLC’s or its Affiliates’ name or mark or any abbreviation, variation or derivative thereof, in any press release, public announcement or other public document or communication without the express written consent of General Atlantic LLC. Promptly following the Closing, Buyer shall (or shall cause the Surviving LLCs to) take all action necessary to amend the name of each Surviving LLC so that such Surviving LLC’s name does not contain “General Atlantic” or is otherwise in any way uses or is associated with General Atlantic LLC or its Affiliates’ name or mark, or any abbreviation, variation or derivative thereof.

7.3              Filings and Authorizations; Consummation.

(a)               Buyer and the Company shall, within five (5) Business Days following the date hereof, file or supply, or cause to be filed or supplied in connection with the transactions contemplated herein, all notifications and information required to be filed or supplied pursuant to the HSR Act. Buyer and the Company shall, promptly following the date hereof, file or supply, or cause to be filed or supplied in connection with the transactions contemplated herein, all filings set forth on Schedule 4.6. Buyer acknowledges and agrees that it shall pay and shall be solely responsible for the payment of all filing fees in connection with the filings under this Section 7.3(a).

(b)               Each of Buyer and the Company, as promptly as practicable, shall make, or cause to be made, all other filings and submissions not otherwise addressed under Section 7.3(a), including as required under Laws applicable to it, or to the Company Group and their respective Affiliates, as may be required for it to consummate the transactions contemplated herein and shall use its commercially reasonable efforts (which shall not require either party to make any payment or concession to any Person in connection with obtaining such Person’s consent) to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by it, the Company Group or their respective Affiliates, in order for it to consummate such transactions.

(c)               The parties hereto shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in paragraphs (a) and (b) above. Each party hereto shall supply such reasonable assistance as may be reasonably requested by the other party hereto in connection with the foregoing.

(d)               Without limiting the generality of the parties’ undertakings pursuant to Sections 7.3(b) and 7.3(c), Buyer agrees to use reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws or other Law that may be asserted by any Governmental Authority or any other Person so as to enable the parties hereto to expeditiously close the transactions contemplated by this Agreement no later than the Termination Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto as are required to be divested in order to avoid any injunction (or to effect the dissolution thereof), temporary restraining order or other order or decision in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of such transactions. In addition, Buyer and the Company shall use commercially reasonable efforts to defend through litigation on the merits any claim asserted in court by any Person in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing by the Termination Date.

(e)              Each party hereto shall promptly inform the other parties of any material communication from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated by this Agreement. If any party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Buyer will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which Buyer proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with the transactions contemplated by this Agreement.

(f)                Except as specifically required by this Agreement, Buyer, on the one hand, and the Company Group on the other hand, shall not knowingly take any action, or knowingly refrain from taking any action, the effect of which would be to delay or impede the ability of the parties hereto to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation could reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby or (iii) delay the consummation of the transactions contemplated hereby.

7.4              Resignations. The Company shall deliver to Buyer on the Closing Date such resignations of members of the board of directors of the Company Group which have been requested in writing by Buyer at least five (5) Business Days prior to the Closing, such resignations to be effective concurrently with the Closing.

7.5              Further Assurances. From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby. Each party shall, on or prior to the Closing Date, use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby. Without limiting the foregoing, (i) (A) in accordance with Section 3.2(b) of the Company LLC Agreement, on or prior to the date hereof the Company shall deliver (or shall have delivered, as applicable) to all Members (as defined in the Company LLC Agreement) that hold Voting Units (as defined in the Company LLC Agreement) a copy of the form of Member Approval attached hereto as Exhibit D and (B) on the date hereof the Company will deliver written confirmation to Buyer that clause (i)(A) has been satisfied and (ii) no later than two (2) Business Days after the delivery thereof, the GA Blocker shall execute and deliver to the Company and Buyer, the final Member Approval.

7.6              Officer and Director Indemnification and Insurance.

(a)               Buyer agrees that all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors or officers of the Company Group and the fiduciaries of any Company Plans (the “Indemnified Parties”), as provided in the respective organizational documents, indemnification agreements, or otherwise in effect on the date hereof, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date. The indemnification, advancement of expenses and exculpation provisions of the Company Group’s organizational documents shall not be amended, repealed or otherwise modified after the Blocker Merger Effective Time and the Company Merger Effective Time in any manner that would adversely affect the rights thereunder of individuals who, as of the date hereof and prior to the Blocker Merger Effective Time and Company Merger Effective Time, were directors, officers, employees or agents of the Company Group, unless such modification is required by applicable Law.

(b)               Buyer shall cause the Company to indemnify all Indemnified Parties to the fullest extent permitted by applicable Law with respect to all acts and omissions arising out of or relating to their services as directors or officers of the Company Group or another Person, if such Indemnified Party is or was serving as a director, officer or employee of such other Person at the request of the Company Group, or fiduciaries of the Company Plans, whether asserted or claimed at or after or occurring before the Closing (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement or otherwise). If any Indemnified Party is or becomes involved in any Action in connection with any matter subject to indemnification hereunder, then the Company shall advance as incurred any costs or expenses (including reasonable legal fees and disbursements), judgments, fines, losses, damages or liabilities (“Losses”) arising out of or incurred in connection with such Action, subject to the Company’s receipt of an undertaking by or on behalf of such Indemnified Party, if required by applicable Law, to repay such Losses if it is ultimately determined under applicable Law that such Indemnified Party is not entitled to be indemnified. In the event of any such Action, Buyer shall and shall cause the Company Group to cooperate with the Indemnified Party in the defense of any such Action.

(c)               On the Closing Date, Buyer shall purchase and pay for a non-cancelable run-off insurance policy, for a period of six (6) years after the Closing Date to provide insurance coverage of not less than the existing coverage, for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors, managers or officers of the Company Group on or prior to the Closing Date, which policy shall contain terms and conditions no less favorable to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company Group.

(d)               Buyer and the Company hereby acknowledge that the Indemnified Parties may have certain rights to indemnification, advancement of expenses or insurance provided by other Persons. Buyer hereby agrees that (i) Buyer shall cause the applicable member of the Company Group to be the indemnitor of first resort (i.e., its obligations to the Indemnified Parties are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such Indemnified Party are secondary), (ii) Buyer shall cause the applicable member of the Company Group to advance the full amount of expenses incurred by any such Indemnified Party (subject to an obligation to reimburse if ultimately found by final non-appealable order to not be entitled to indemnification) and shall be liable for the full indemnifiable amounts, without regard to any rights any such Indemnified Party may have against any such other Person and (iii) Buyer shall cause the applicable member of the Company Group to irrevocably waive, relinquish and release such other Persons from any and all claims against any such other Persons for contribution, subrogation or any other recovery of any kind in respect thereof. Buyer further agrees that no advancement or payment by any of such other Persons on behalf of any such Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification from the applicable member of the Company Group shall affect the foregoing and such other Persons shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Party against the applicable member of the Company Group.

(e)               The covenants contained in this Section 7.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(f)                In the event that Buyer or the Company Group (following the Closing) or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Buyer shall take all necessary action so that the successors or assigns of Buyer or the Company Group (following the Closing), as the case may be, shall succeed to the obligations set forth in this Section 7.6.

7.7              Exclusivity. Until the earlier of the Closing and such time as this Agreement is terminated in accordance with Article 10, except for the transactions contemplated by this Agreement, the Blocker Seller and the Company will not, and will cause the Company Group, and their respective Representatives not to, directly or indirectly, solicit, knowingly encourage or enter into any negotiation, discussion, Contract, agreement, instrument, arrangement or understanding with, or provide any information to, any party, with respect to the sale of the Blocker Interests or the Company Units or all or substantially all the assets of the Company and the Company Subsidiaries (each, an “Alternative Transaction”). Promptly after the execution of this Agreement, Blocker Seller and the Company shall, and shall cause their respective Representatives and Affiliates to and any Company Subsidiaries and their respective Representatives to terminate any and all negotiations or discussions with any third party regarding any Alternative Transaction (other than notification to such third party that the Company Group is terminating such negotiations or discussions) and shall request any such third party to return or destroy any confidential information of the Company in accordance with, and subject to, the terms of any confidentiality agreement between the Company and such third party.

7.8              Waiver of Conflicts Regarding Representation. Recognizing that Paul, Weiss has acted as legal counsel to the Blocker Seller, and may be deemed to have acted as legal counsel to the Company Group prior to the Closing, and that Paul, Weiss intends to act as legal counsel to the Blocker Seller after the Closing, Buyer hereby waives and agrees to cause the Company Group to waive, any conflicts that may arise in connection with Paul, Weiss representing the Blocker Seller after the Closing, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby. Buyer (on behalf of itself and, following the Closing, the Company Group) also further agrees that, as to all communications involving attorney-client confidences among Paul, Weiss, on the one hand, and the Blocker Seller, the Company Group or any of their respective Affiliates or Representatives, on the other hand, that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Blocker Seller and may be controlled by the Blocker Seller and shall not pass to or be claimed by Buyer or the Company Group. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Blocker Seller or the Company Group and a third party other than the Blocker Seller or any of their Affiliates after the Closing, such Person may assert or waive the attorney-client privilege to prevent disclosure of confidential communications by Paul, Weiss to such third party; provided, however, that neither Buyer nor the Company Group may waive such privilege with respect to the Blocker Seller without the prior written consent of the Blocker Seller.

7.9              Employee Matters.

(a)               From and after the Closing Date until the first anniversary thereof, Buyer shall, or shall cause the Company and each Company Subsidiary to, provide (i) a base salary or base wages to each employee of the Company or any Company Subsidiary at an annual rate that is no less than the annual rate of the base salary or base wages that was provided to such employee immediately prior to the Closing, (ii) the same short-term (annual or more frequent) bonus or commission opportunity provided to such employee immediately prior to Closing and (iii) employee benefits (including severance but excluding equity or equity-based compensation) that are substantially similar in the aggregate to those provided to the employees of the Company or any Company Subsidiary immediately prior to the Closing; provided, however, that except as otherwise set forth in any agreement (other than this Agreement) with any employee of the Company or any Company Subsidiary or required by applicable Law, nothing herein shall preclude Buyer, the Company or any Company Subsidiary from terminating the employment of any employee at any time on or after the Closing.

(b)               Except as specifically provided herein, Buyer shall, and shall cause, service rendered by employees of the Company and each Company Subsidiary prior to the Closing Date to be taken into account for all purposes including participation, coverage, vesting and level of benefits (but not for purposes of benefit accruals under any defined benefit pension plan), as applicable, under all employee benefit plans, programs, policies and arrangements of Buyer and its Subsidiaries (including the Company and each Company Subsidiary) from and after the Closing Date, to the same extent as such service was taken into account under corresponding plans of the Company and each Company Subsidiary for such purposes; provided, however, that nothing herein shall result in the duplication of any benefits. Without limiting the foregoing, Buyer shall use commercially reasonable efforts to ensure that employees of the Company and each Company Subsidiary will not be subject to any pre-existing condition or limitation under any health or welfare plan of Buyer or its Subsidiaries (including the Company and each Company Subsidiary) for any condition for which such employee would have been entitled to coverage under the corresponding plan of the Company and each Company Subsidiary in which such employee participated immediately prior to the Closing Date. Buyer shall, and shall cause, such employees to be given credit under such plans for co-payments made, and deductibles satisfied, prior to the Closing Date.

(c)               Notwithstanding anything to the contrary herein, nothing contained in this Section 7.9 shall (i) confer any rights, remedies or claims upon any third party, including any employee of the Company or any Company Subsidiary, (ii) be considered to be an amendment of, or require an amendment to, any Company Plan or any employee benefit plan, program or arrangement of Buyer and its Subsidiaries, (iii) obligate Buyer, the Company or any of its Subsidiaries or any of their respective Affiliates’ (including the Surviving LLC) to maintain any particular compensation or benefit plan, program, policy or arrangement or (iv) create any obligations of the parties with respect to any Company Plan or other employee benefit plan of Buyer or the Company.

7.10          Equity Plan Matters. Prior to the Closing Date, the Company shall:

(a)               take all actions necessary to provide that (A) all Incentive Units issued under the Incentive Plan that are subject solely to service-based vesting conditions shall, effective as of the Closing, be deemed 100% vested as of immediately prior to the Closing and (B) all Incentive Units that do not become vested as of Closing pursuant to the preceding clause (A) or otherwise pursuant to their terms shall be forfeited without payment of consideration;

(b)               take all actions necessary to provide (i) that all phantom units issued and outstanding under the Phantom Equity Plan (the “Phantom Units”), whether vested or unvested, shall, effective as of the Closing, be canceled and in full satisfaction thereof, each holder thereof shall receive a cash payment (the “Phantom Unit Payment”) in accordance with the terms of the Phantom Equity Plan assuming for such purposes that each such Phantom Unit was fully vested and (ii) that Phantom Unit Future Bonus Rights will be terminated in connection with the payments being made in respect of the Phantom Units. In accordance with the immediately preceding sentence, the Phantom Unit Payment for each Phantom Unit shall equal the sum of (A) the Merger Participant Closing Date Consideration that an Incentive Unit with the same economic terms (that is not a Rollover Unit) would have received, but without any reduction for amounts to be contributed to the Adjustment Escrow Amount or the Seller Representative Expense Account with respect to the Phantom Units (if such Phantom Units were Incentive Units), (B) the portion of the Deferred Company Consideration payable in respect of each Phantom Unit as calculated pursuant to the Company LLC Agreement and the Phantom Equity Plan (assuming no reduction of the Deferred Company Consideration pursuant to clause (b) of the definition thereof) and (C) an additional amount per Phantom Unit equal to the Company’s Board of Directors good faith determination of the fair value per Common Unit of the 2017 CVR. In accordance with the terms governing the Phantom Units, the Phantom Unit Payment shall be reduced by any payment already paid to the holder of Phantom Units in December 2016 in connection with the Company’s 2016 recapitalization and, subject to receiving the consent of the holder of the applicable Phantom Unit to the extent necessary, shall be deemed inclusive of any Phantom Unit Future Bonus Rights. In connection with the foregoing, the Company shall request from each holder of Phantom Units prior to Closing, as a condition to the payment of such holder’s Phantom Unit Payment, an acknowledgement and release with respect to the termination of the Phantom Equity Plan, the Phantom Units and the Phantom Unit Future Bonus Rights, which, among other things, shall provide that the Phantom Unit Payment constitutes the total consideration to be received by such holder in connection with the Mergers in respect of such holder’s Phantom Units, and that following the Closing such holder shall not be entitled to any payments pursuant to Section 2.8(e), Section 2.11, Section 2.12 or Section 11.20(c) of this Agreement.

7.11          FIRPTA Certificates. On or prior to the Closing Date, (i) the Company shall deliver to Buyer a certificate in compliance with Treasury Regulations Section 1.1445-11T and (ii) the GA Blocker shall deliver to Buyer and the Blocker Seller a certificate or certificates and notice in compliance with Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h) (together with the certificate described in clause (i), the “FIRPTA Certificates”), in each case certifying that the transactions contemplated by this Agreement with respect to the equity holders of such entities are exempt from withholding under Section 1445 of the Code; provided, that, notwithstanding anything in this Agreement to the contrary, Buyer’s sole right if the Company or the GA Blocker fails to provide such certificate shall be to make an appropriate withholding under Sections 897 and 1445 of the Code.

7.12          Access to Books and Records. From and after the Closing, Buyer shall, and shall cause the Company Group to, provide the Seller Representative and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Company Group with respect to periods prior to the Closing Date; provided, that such access shall be reasonably required by such Person in connection with any insurance claims by, Actions or Tax audits against, governmental investigations of, compliance with legal requirements by, or the preparation of financial statements of such Person; provided, further, that such access shall not unreasonably interfere with the normal business operations of the Company, Buyer or any of their respective Subsidiaries. Notwithstanding anything to the contrary set forth in this Section 7.12, neither the Company nor Buyer shall be required to disclose to the Seller Representative or its representatives any information if doing so would violate attorney-client privilege or applicable Law. Unless otherwise consented to in writing by the Seller Representative, Buyer shall not permit the Company Group, for a period of seven (7) years following the Closing Date, to destroy or otherwise dispose of any books and records of the Company Group, or any portions thereof, relating to periods prior to the Closing Date, except in accordance with their bona fide record retention policies consistent with past practice.

7.13          Blocker Capitalization. Prior to the Closing provided for in Article 3, the Blocker Seller will contribute all of its interest in the Blocker Note to the capital of the GA Blocker on terms reasonably satisfactory to Buyer (the “Blocker Capitalization”).

7.14          Tax Matters.

(a)               Pre-Closing Tax Periods. From and after the Closing, except as provided in Section 7.14(b) and Section 7.14(f), without the consent of the Tax Representative, which consent shall not be unreasonably withheld, delayed or conditioned, Buyer shall not, and shall not permit any of its Affiliates (including the Company Group) to (i) make any income Tax election, (ii) amend any income Tax Return, (iii) initiate any voluntary disclosure with respect to income taxes, (iv) voluntarily approach a Governmental Authority with respect to income Taxes or (v) waive or extend any statute of limitations for the assessment or collection of any income Tax of the Company Group with respect to any Tax period (or portion thereof) before the Closing Date if any such action could reasonably be expected to materially and adversely impact the Blocker Seller, the Merger Participants or any direct or indirect owners thereof. Buyer shall not, and shall not permit any of its Affiliates (including the Company Group) to take any action outside the ordinary course of business on the Closing Date after the Closing, other than actions contemplated by this Agreement and the other transaction documents to which the Company or the GA Blocker are party.

(b)               Tax Returns and Tax Elections. Subject to Section 7.14(e), Buyer shall prepare (or cause to be prepared) all income Tax Returns of the Company Group (other than Company Subsidiaries that are corporations for income tax purposes) for any Pre-Closing Tax Period or Straddle Period (to the extent not already filed before the Closing) in a manner consistent with past practice of the Company Group, except as required by applicable Law. No later than thirty (30) days prior to filing any such Company income Tax Return (other than Tax Returns of any Company Subsidiaries that are corporations for income tax purposes), Buyer shall submit such Tax Return to the Tax Representative for its review and comment and shall make any revisions as are reasonably and timely requested by the Tax Representative and which could reasonably be expected to have an impact on the income Tax liability of the Blocker Seller, the Merger Participants or any direct or indirect owners thereof; provided that Buyer shall not be required to include any such comments to the extent any position therein is not at least “more likely than not” to be sustained, as reasonably determined by Buyer in consultation with a nationally recognized tax advisor. The parties acknowledge and agree that, notwithstanding Section 7.14(a), Buyer may take, and cause the Company Group to take, such actions as are necessary to ensure that an election under Section 754 of the Code (or any corresponding provisions of state or local law) was in effect for the Company (and the Company Subsidiaries that are partnerships for income tax purposes) for the period that includes the closing of the transactions contemplated by the EPA and is in effect for the Company (and the Company Subsidiaries that are partnerships for income tax purposes) for the period that includes the closing of the transactions contemplated by this Agreement. Notwithstanding Section 7.14(a), Buyer shall be permitted to amend income Tax Returns of the Company Group (or to request an extension of time or other administrative relief, including under Treasury Regulations Section 301.9100-3) (i) to the extent necessary to ensure that an election under Section 754 of the Code was in effect for the Company (and the Company Subsidiaries that are partnerships for income tax purposes) for the period that includes the closing of the transactions contemplated by the EPA in accordance with the preceding sentence, (ii) to adjust the tax basis step-up under Sections 734(b) or 743(b) of the Code resulting from the transactions contemplated by the EPA and (iii) to adjust the income allocation to the members of the Company (in each case, in accordance with the principles set forth on Schedule 7.14(b)) (clauses (i)–(iii) together, the “Specified Tax Matters”).

(c)               Audits and Cooperation. In connection with any audit, examination, litigation or other proceeding with respect to the income Tax Returns of the Company Group for any Pre-Closing Tax Period or Straddle Period (each, a “Tax Contest”), Buyer, on the one hand, and the Tax Representative, on the other hand, shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the conduct of any such Tax Contest. Buyer shall not settle a Tax Contest that could reasonably be expected to adversely and materially impact the Blocker Seller, the Merger Participants or any direct or indirect owners thereof without the consent of the Tax Representative, which consent shall not be unreasonably withheld, delayed or conditioned. Buyer shall provide the Tax Representative with notice of any written inquiries, audits, examinations or proposed adjustments by the Internal Revenue Service or any other taxing authority, which relate to any Tax Contest within ten (10) days of the receipt of such notice. Buyer shall (and shall cause the Company Group to) (i) retain all books and records with respect to income Tax matters pertinent to the Company Group relating to any Pre-Closing Tax Period or Straddle Period until the expiration of the applicable statute of limitations (and any extension thereof), and to abide by all record retention agreements entered into with any taxing authority with respect to income Taxes, and (ii) give the Tax Representative reasonable notice prior to transferring, destroying or discarding any such books and records and shall allow the Tax Representative to take possession of such books and records. The parties agree that neither the Company nor any Company Subsidiary shall make an election pursuant to the Partnership Audit Rules, to cause the Partnership Audit Rules to apply to any taxable year of the Company or any Company Subsidiary beginning prior to January 1, 2018.

(d)               Purchase Price Allocation. Within one hundred and twenty (120) days after the Final Aggregate Closing Date Consideration has become final and binding on the parties, Buyer shall deliver to the Merger Participant Tax Representative a statement allocating the aggregate consideration paid to the Merger Participants (and any adjustments thereto in accordance with this agreement, the relevant portion of liabilities of the Company and the Company Subsidiaries and any other amounts treated as consideration for Company Units acquired by Buyer pursuant to the Company Merger for U.S. federal income Tax purposes) among the assets of the Company and the Company Subsidiaries pursuant to Section 755 of the Code and applicable Treasury Regulations. The provisions of Section 2.8(c) shall apply mutatis mutandis to any disputes regarding the allocation set forth on such statement. The Merger Participants, Buyer and the Company agree, for all income Tax purposes, to report the transactions consistently with such allocation, as finally determined, and to not take any position during the course of any audit or other proceeding inconsistent with such allocation, except in each case as otherwise required by a change in Law or pursuant to a final determination of a Governmental Authority.

(e)               Tax Treatment. The Blocker Seller, the Merger Participants, Buyer and the Company Group, and their respective Affiliates, agree that for all income Tax purposes, (i) the Blocker Note shall be treated as indebtedness for all relevant income Tax purposes and the Blocker Capitalization as a contribution to the capital of the GA Blocker within the meaning of Section 108(e)(6) of the Code and a reorganization within the meaning of Section 368(a)(1)(E) of the Code, (ii) the Blocker Merger shall be treated as a purchase of all of the stock of the GA Blocker by Buyer from the Blocker Seller for the consideration described in Section 2.6(a), (iii) the Company Merger shall be treated as a purchase of partnership interests of the Company (other than the Blocker Company Units and any Company Units held by Buyer or its Subsidiaries immediately prior to the Company Merger (subject to Section 2.14(b)) within the meaning of Section 741 of the Code for the consideration described in Section 2.6(c), (iv) the transactions contemplated hereby (excluding, for the avoidance of doubt, any transactions following the Blocker Merger Effective Time or the Company Merger Effective Time) shall not result in a termination of the Company under Section 708(b)(1)(B) of the Code, (v) the 2017 Contingent Value Rights shall be treated as consideration received in a “contingent payment sale” in connection with the exchange of the Blocker Interests in the Blocker Merger and the exchange of the Company Units (other than the Blocker Company Units and any Company Units held by Buyer or its Subsidiaries immediately prior to the Company Merger (subject to Section 2.14(b)) in the Company Merger, in each case within the meaning of Treasury Regulations Section 15a.453-1(c) and eligible for deferral under Section 453 of the Code, and (vi) the Company shall allocate the Transaction Tax Deductions to the Members as of immediately before the Closing (to the maximum extent permitted under Law) and shall otherwise allocate all items of income and deduction of the Company based on an interim closing of the books of the Company as of the end of the day on the Closing Date (in accordance with Section 706 of the Code and the Treasury Regulations thereunder) (clauses (i) through (vi) together, the “Intended Tax Treatment”). The Blocker Seller, the Merger Participants, the Merger Participant Tax Representative, Buyer and the Company Group, and their respective Affiliates, shall report the transactions contemplated by this Agreement (including, for the avoidance of doubt, all Tax Returns described in Section 7.14(b)) in a manner consistent with the Intended Tax Treatment and not take any position during the course of any audit or other proceeding inconsistent with the Intended Tax Treatment, except as otherwise required by a change in Law or pursuant to a final determination of a Governmental Authority.

(f)                Permitted Pre-Closing Tax Actions. Prior to the Closing, (i) the Company Group shall be permitted, and shall use commercially reasonable efforts, to request, pursuant to Treasury Regulations Section 301.9100-3 and Section 5.03 of Revenue Procedure 2017-1, an extension of time in which to file an election under Section 754 of the Code for the Company (and any Company Subsidiaries that are partnerships for income tax purposes) for the period that includes the closing of the transactions contemplated by the EPA (the “9100 Relief”) and (ii) the Company Group shall be permitted, and shall use commercially reasonable efforts, to amend income Tax Returns of the Company Group with respect to the Specified Tax Matters; provided, that under no circumstance shall the failure of the Company Group to receive the 9100 Relief or to file any of the Tax Returns referred to in clause (ii) of this Section 7.14(f) before the Closing be considered in determining whether the conditions set forth in Article 8 have been satisfied, nor shall any such failure otherwise affect Buyer’s obligations to consummate the transactions contemplated by this Agreement. The Company Group shall provide Buyer with drafts of all submissions to the IRS related to the foregoing (including amended Tax Returns) no later than five (5) Business Days before the filing of such submissions, shall incorporate all of Buyer’s reasonable comments on such submissions and shall not make any such submissions without Buyer’s consent, which consent may not be unreasonably withheld, delayed or conditioned. The Company Group shall permit one representative of Buyer to participate in all scheduled calls or meetings with the IRS related to the foregoing and shall notify Buyer of any unscheduled calls or meetings with the IRS related to the foregoing promptly after such calls or meetings.

7.15          Financing.

(a)               The Parent Parties shall (i) use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange and obtain the Financing on the terms and conditions described in the Commitment Letters (including the exercise of so-called “flex” provisions) as promptly as practicable (taking into account the expected timing of the Marketing Period), including using commercially reasonable efforts to (A) satisfy on a timely basis (or, if deemed advisable by Buyer, obtain the waiver of) all conditions and covenants applicable to the Parent Parties in the Commitment Letters and such definitive agreements to be entered into pursuant to the Debt Commitment Letter that are within the control of the Parent Parties and (B) negotiate and enter into definitive agreements with respect thereto consistent with the terms and conditions contained in the Debt Commitment Letter (including the exercise of so-called “flex” provisions) or on other terms no less favorable to the Parent Parties (unless otherwise agreed by Buyer in its sole discretion) as to conditionality than the terms and conditions (including the “flex” provisions) contemplated by the Debt Commitment Letter, (ii) comply in all material respects with their obligations under the Commitment Letters, and (iii) maintain in effect the Debt Commitment Letter in accordance with the terms and subject to the conditions thereof. At the request of the Company, each of the Parent Parties shall provide the Company with such information and documentation as shall be reasonably requested by the Company to allow the Company to monitor the progress of such financing activities.

(b)               Buyer shall promptly notify the Company (i) of any breach or default in any material respect (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any of the Parent Parties under the Commitment Letters or any definitive agreements related thereto or, to the knowledge of Buyer, any other party to any Commitment Letter or definitive agreement related thereto, and (ii) of the receipt by any of the Parent Parties or any of their respective Affiliates or representatives of any written notice or communication from any Person of the occurrence of (A) breach, default, termination or repudiation by any party to any Commitment Letter or any definitive agreement related thereto or any provision of the financing contemplated pursuant to the Commitment Letters or any definitive agreement related thereto (including any proposal by any lender named in the Debt Commitment Letter to withdraw, terminate or reduce the amount of financing contemplated by the Debt Commitment Letter or delay the timing of financing contemplated by the Debt Commitment Letter past the Closing Date required by Section 3.1) or (B) dispute or disagreement between or among any parties to any Commitment Letter or any definitive agreement related thereto, in the case of clauses (A) and (B) above, that would reasonably be expected to result in the Parent Parties not receiving or delaying the receipt of the proceeds of the Financing by the Closing Date required by Section 3.1; provided, that in no event shall any Parent Party be required to disclose any information that is subject to attorney-client or similar privilege if such Parent Party shall have used its commercially reasonable efforts to disclose such information in a way that would not waive such privilege.

(c)               Without the prior written consent of the Company, the Parent Parties shall not (i) consent to any amendment or modification to, or any waiver of any provision or remedy under, or enter into any side letters or other Contracts or arrangements under or in respect of, the Equity Commitment Letter if such amendment or modification thereto, waiver of or remedy thereunder, or side letter, other Contract or arrangement in respect thereof, would impose new or additional conditions precedent or otherwise change the conditions precedent set forth therein, delay the timing of the funding of the commitments thereunder past the Closing Date required by Section 3.1 or reduce the aggregate cash amount of the funding commitments thereunder below an amount required to satisfy the Equity Financing Commitments or adversely impact the ability of any Parent Party or the Company, as applicable, to enforce their rights under the Equity Commitment Letter or the definitive agreements with respect thereto, or to consummate the transactions contemplated by this Agreement, or (ii) early termination of the Equity Commitment Letter. Each of the Parent Parties shall, and shall cause their respective Affiliates to, use reasonable best efforts to maintain the effectiveness of the Equity Commitment Letter until the transactions contemplated by this Agreement are consummated.

7.16          Financing Assistance.

(a)               Prior to the Closing (or the earlier termination of this Agreement pursuant to Article 10), subject to the limitations set forth below, and unless otherwise agreed in writing by Buyer, the Company agrees to use reasonable best efforts to provide, and shall use reasonable efforts to cause its Subsidiaries and its and their officers, directors, employees and representatives to provide, such cooperation in connection with the arrangement of the Financing as may be reasonably requested by Buyer in connection with Buyer’s arrangement of the Debt Financing, including:

(i)                 (A) promptly furnish Buyer and the Debt Financing Sources with (x) the financial statements required by paragraph 5 in Exhibit C to the Debt Commitment Letter as in effect on the date hereof in the time frames contemplated thereby (the “Required Financial Information”) and (y) such other financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Buyer and that is customarily needed for financings of the type contemplated by the Debt Commitment Letter (including delivery of financial information regarding the Company and its Subsidiaries as is required or otherwise requested by Buyer in order for Buyer to produce the pro forma financial statements contemplated by paragraph 6 in Exhibit C to the Debt Commitment Letter as in effect on the date hereof, (B) reasonably assist with the preparation of the pro forma financial statements required by paragraph 6 in Exhibit C to the Debt Commitment Letter and other projections required in connection with the Debt Financing and (C) promptly after obtaining knowledge thereof informing Buyer if, to the Company’s knowledge, there exist any facts that would likely require the restatement of such financial statements for such financial statements to comply with GAAP;

(ii)              participate in a reasonable number of bank meetings, due diligence sessions and sessions with ratings agencies in connection with any of such financing;

(iii)            reasonably assist the Parent Parties and their financing sources in the preparation of (A) confidential information memoranda and similar marketing documents, (B) materials for rating agency presentations and (C) definitive documentation for the Debt Financing;

(iv)             reasonably facilitate the pledging and perfection of collateral, including assisting, in a customary manner, in the preparation of pledge and security documents, guarantees, mortgages, and other definitive financing documents and certificates delivered in connection therewith as reasonably requested by Buyer; provided that all such pledges, perfections, documents and certificates with respect to the Company, its Subsidiaries and their respective assets shall be authorized and become effective only at, or as of, the Closing;

(v)             deliver a certificate of the Chief Financial Officer of the Company with respect to solvency matters substantially in the form attached as Annex I to Exhibit C to the Debt Commitment Letter as of the date hereof;

(vi)             (A) deliver notices of prepayment within the time period required by the Loan Agreement and (B) at least one (1) Business Day prior to the Closing Date, the Company shall deliver to Buyer a copy of an executed payoff letter from the agent under the Loan Agreement, which payoff letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations related to such Indebtedness as of the Closing Date (the “Loan Agreement Payoff Amount”), (ii) state that upon receipt of the Loan Agreement Payoff Amount, the Loan Agreement (including the credit facilities contemplated therein) and related instruments evidencing such credit facilities shall be terminated and (iii) state that all liens and all guarantees in connection therewith relating to the assets of the Company or any Subsidiary or Affiliate of the Company shall be, upon the payment of the Loan Agreement Payoff Amount on the Closing Date, released (the payoff letter described in this sentence being referred to as the “Payoff Letter”);

(vii)          take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Buyer that are necessary or customary to permit the consummation of the Debt Financing and to permit the proceeds thereof, together with the cash at the Company and its Subsidiaries, if any (not needed for other purposes), to be made available on the Closing Date to consummate the Closing and the other transactions contemplated by this Agreement;

(viii)        provide customary authorization and representation letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders and containing a customary representation to the Debt Financing Sources that such information to the extent provided by the Company or any of its Subsidiaries does not contain a material misstatement or omission and containing a representation to the Debt Financing Sources that the public-side versions of such documents, if any, do not include material non-public information about the Blocker Seller, the Company, or any of its Subsidiaries, or their respective securities; and

(ix)             provide, at least three (3) Business Days prior to the Closing Date, all documentation and other information as is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent requested at least five (5) Business Days prior to the anticipated Closing Date.

Notwithstanding the foregoing, (x) such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (y) neither the Company nor any of its Subsidiaries nor any of their respective Affiliates shall be required to pay any commitment or other similar fee (except to the extent such Person is promptly reimbursed) or incur prior to the Company Merger Effective Time or incur or assume any other liability or obligation in connection with the financings contemplated by the Debt Commitment Letter, and (z) none of the Company, its Subsidiaries and their respective officers, directors, employees and Affiliates shall be required to authorize, execute or enter into or perform any agreement or other document (other than the authorization and representation letters contemplated above and as otherwise expressly contemplated above) with respect to the financing contemplated by the Commitment Letters that is not contingent upon the Closing or that would be effective prior to the Company Merger Effective Time. In addition, notwithstanding anything in this Agreement to the contrary, (v) any information regarding the Company or any of its Subsidiaries contained in any marketing materials in connection with the Debt Financing shall be subject to the prior review of the Company, (w) none of the directors or managers of the Company or any Subsidiary shall be required to adopt any resolutions or take other action approving the agreements, documents or instruments pursuant to which the Debt Financing is obtained, (x) the Company shall not be required to deliver or cause the delivery of any legal opinions or accountants comfort letters necessary for the Debt Financing, (y) the Company shall not be required to take any action to the extent it would result in a violation of law or loss of any privilege or (z) the Company shall not be required to deliver or cause the delivery of any audited financial information or financial information prepared in accordance with Regulation S-K or Regulation S-X of the Securities Act, or any financial information with respect to a fiscal quarter that has not yet ended or has ended less than 45 days prior to the date of such request (or, in the case of quarterly financial statements required to be delivered by the Debt Commitment Letter, 45 days prior to the Closing Date) or any monthly financial information. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the debt financing contemplated by the Debt Commitment Letter; provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or its Subsidiaries.

(b)               None of the Company, its Subsidiaries and its and their respective officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives shall be required to take any action that would subject such Person to actual or potential liability, to bear any out-of-pocket cost or expense (except to the extent such Person is promptly reimbursed) or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the financing contemplated by the Commitment Letters or their performance of their respective obligations under this Section 7.16 and any information utilized in connection therewith (in each case other than with respect to the Company and its Subsidiaries on and following the Company Merger Effective Time). If this Agreement is terminated for any reason (such that the Closing does not occur), (i) Buyer shall indemnify and hold harmless the Company, its Subsidiaries and its and their respective officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the debt financing contemplated by the Debt Commitment Letter and the performance of their respective obligations under this Section 7.16, and any information utilized in connection therewith (other than information related to the Company or its Subsidiaries provided by or on behalf of the Company or its Subsidiaries in writing specifically for use in connection with the Debt Financing offering documents), except to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties are judged by a court of competent jurisdiction in a final judgment (not subject to appeal) to result from the bad faith, gross negligence, willful misconduct or material breach of this Agreement by the Company or its Subsidiaries or, in each case, their respective officers, directors employees, accountants, consultants, legal counsel, agents or other representatives, and (ii) Buyer shall, promptly upon request of the Company, reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or its Subsidiaries (including those of its accountants, consultants, legal counsel, agents and other representatives) in connection with the cooperation required by this Section 7.16. For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 7.16 represent the sole obligation of the Company and its Subsidiaries and its and their officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives with respect to cooperation in connection with the arrangement of the Financing.

(c)               In addition, (1) no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Closing, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Debt Financing) that is not contingent on the occurrence of the Closing or that must be effective prior to the Closing (in each case other than the authorization and representation letters contemplated above and as otherwise expressly contemplated above), and (2) any bank information memoranda or memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Company or its Subsidiaries as the obligor, after giving effect to the acquisition by Buyer. Nothing in this Section 7.16 will require (A) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action or any other provision of this Agreement that could reasonably be expected to result in personal liability to such officer or representative, or (B) the members of the Company board as of immediately prior to the Closing to approve any financing or Contracts related thereto prior to the Closing.

(d)               Buyer acknowledges and agrees that the obtaining of any Debt Financing is not a condition to Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of any Debt Financing, subject to the satisfaction or waiver of the conditions set forth in Article 8.

7.17          Section 280G Matters. Prior to the Closing, the Company shall use its commercially reasonable efforts to take such actions that are intended to ensure that the payment of any amounts or benefits (whether or not accelerated) to a “disqualified individual” (as defined in Section 280G(c) of the Code) in connection with the transactions contemplated hereunder, would not, separately or in the aggregate, reasonably be expected to result in the disallowance of a deduction to the Company or any Company Subsidiary, as applicable, under Section 280G of the Code, including, as necessary, (a) soliciting the requisite approval of the Company’s direct or indirect stockholders of all or a portion of any such payments or benefits, in a manner that meets the shareholder approval requirements of Section 280G(b)(5) of the Code and Treasury Regulations Section 1.280G-1, Q/A-7 (including providing such members adequate disclosure of all material facts concerning any such payments or benefit as provided in, and otherwise conducting such solicitation in conformity with, Section 280G(b)(5)(B) of the Code) and (b) to the extent necessary, attempting to obtain a waiver from each such “disqualified individual” entitled to receive any payments or benefits which would reasonably be expected, individually or when aggregated with other payments or benefits, to cause or trigger “excess parachute payments” (within the meaning of Section 280G of the Code). The Company shall provide Buyer with drafts of all such solicitation materials and consents for review and comment prior to delivery to equityholders or disqualified individuals, as applicable (such review and comment not to be unreasonably withheld, conditioned or delayed). To the extent solicited, the Company shall deliver to Buyer prior to the Closing evidence (in the form of the final executed documents described in the preceding sentence) showing that a vote of the Company’s equityholders was solicited in accordance with the foregoing provisions of this Section 7.17 and demonstrating whether or not the requisite number of equityholders votes consenting to such benefits and payments was obtained with respect to such benefits and payments.

Article 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by Buyer:

8.1              Representations and Warranties Accurate. Each of the representations and warranties of (a) the Company contained in Article 4 (other than Fundamental Representations and Section 4.20(b)) shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualifiers set forth therein) in all respects, in each case on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date), except where the failure of such representations or warranties to be so true and correct has not had and would not reasonably be expected to have a Material Adverse Effect and (b) the Blocker Seller contained in Article 5 shall be true and correct in all material respects (without giving effect to any materiality qualifiers) on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects on such earlier date). Each of the Fundamental Representations made by the Company shall be true and correct in all material respects as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects on such earlier date) and the representation and warranty in Section 4.20(b) shall be true and correct in all respects as of the Closing Date.

8.2              Performance. The Company and the Blocker Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by the Company and the Blocker Seller prior to or on the Closing Date.

8.3              Officer’s Certificate. Each of the Company and the Blocker Seller shall have delivered to Buyer a certificate, signed by an executive officer the Company or such Blocker Seller, as applicable, dated as of the Closing Date, certifying the matters set forth in Sections 8.1 and 8.2, as they relate to the representations, warranties, agreements and covenants of such party (such certificate by the Company, the “Company Officer’s Certificate”, and such certificate by the Blocker Seller, the “Blocker Seller Officer’s Certificate”).

8.4              Legal Prohibition. On the Closing Date, there shall exist no injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement.

8.5              HSR Act; Approvals. All required filings under the HSR Act shall have been completed and all applicable time limitations thereunder shall have expired without a request for further information by the relevant federal authorities under the HSR Act, or in the event of such a request for further information, the expiration of all applicable time limitations under the HSR Act shall have occurred without the objection of such federal authorities.

8.6              No Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect.

8.7              Blocker Capitalization. The Blocker Capitalization shall have been consummated.

Article 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE BLOCKER SELLER

The obligations of the Company and the Blocker Seller under this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Company:

9.1             Representations and Warranties Accurate. The representations and warranties of the Parent Parties contained in Article 6 which are not subject to a materiality qualification shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects on such earlier date), and the representations and warranties of the Parent Parties which are subject to a materiality qualification shall be true and correct in all respects on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct on such earlier date).

9.2             Performance. Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

9.3             Officer Certificate. Buyer shall have delivered to the Company a certificate, signed by an executive officer of Buyer, dated as of the Closing Date, certifying the matters set forth in Sections 9.1 and 9.2 (the “Buyer Officer’s Certificate”).

9.4             Legal Prohibition. On the Closing Date, there shall exist no injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement.

9.5             HSR Act; Approvals. All required filings under the HSR Act shall have been completed and all applicable time limitations thereunder shall have expired without a request for further information by the relevant federal authorities under the HSR Act, or in the event of such a request for further information, the expiration of all applicable time limitations under the HSR Act shall have occurred without the objection of such federal authorities.

Article 10

TERMINATION

10.1            Termination. This Agreement may be terminated on or prior to the Closing Date as follows:

(i)               by the mutual consent of Buyer and the Seller Representative;

(ii)              at the election of Buyer or the Seller Representative if the Closing Date shall not have occurred on or prior to October 17, 2017 (the “Termination Date”); provided, however, that the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein at the time of such termination, including, in the case of Buyer, its failure to effect the Closing when required to do so hereunder regardless of whether such failure to effect the Closing arises out of its failure to obtain any portion of the Financing;

(iii)            by Buyer, if the Company or the Blocker Seller shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company or the Blocker Seller shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Closing, (A) would result in the failure of any of the conditions set forth in Sections 8.1 or 8.2 and (B) cannot be or has not been cured or waived by Buyer by the earlier of (x) the Termination Date and (y) 20 Business Days after the giving of written notice to the Seller Representative of such breach or failure; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this paragraph if Buyer is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(iv)             by the Seller Representative, if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Closing, (A) would result in the failure of any of the conditions set forth in Sections 9.1 or 9.2 and (B) cannot be or has not been cured or waived by the Seller Representative by the earlier of (x) the Termination Date and (y) 20 Business Days after the giving of written notice to Buyer of such breach or failure; provided, that the Seller Representative shall not have the right to terminate this Agreement pursuant to this paragraph if any of the Company or the Blocker Seller is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(v)               if a court of competent jurisdiction or other Governmental Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order or action shall have become final and nonappealable; or

(vi)             by the Seller Representative if (A) the Closing shall not have occurred by the date required by Section 3.1, (B) all of the conditions in Article 8 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing but which conditions would be capable of being satisfied if the Closing were to occur on such date), (C) the Seller Representative, the Company and the Blocker Seller have each irrevocably confirmed by written notice to Buyer that (x) all conditions set forth in Article 9 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing but would be capable of being satisfied if the Closing were to occur on such date) or that the Seller Representative or that the Company and the Blocker Seller have irrevocably waived any unsatisfied conditions in Article 9 (other than those that, by their nature, are to be satisfied at the Closing), and (y) the Seller Representative, the Company and the Blocker Seller are ready, willing, and able to consummate the transactions contemplated hereunder, and (D) Buyer fails to consummate the Closing within two (2) Business Days (or, in the event that the Debt Financing is not then available, 11 Business Days) following the delivery of such notice.

The party desiring to terminate this Agreement pursuant to this Section 10.1 (other than Section 10.1(i)) shall give written notice of such termination to the other party hereto.

10.2           Survival After Termination. If this Agreement is terminated by the parties in accordance with Section 10.1, this Agreement shall become void and of no further force and effect; provided, however, that none of the parties hereto shall have any liability in respect of a termination of this Agreement, except that the provisions of Sections 7.2(b) (Access to Information; Confidentiality; Public Announcements), 10.2 (Survival After Termination), 10.3 (Fees and Expenses Following Termination), Article 11 (Miscellaneous) and the Confidentiality Agreement shall each survive the termination of this Agreement and, subject to Sections 10.3(b) and 10.3(c), no such termination shall relieve any party from any liability resulting from a willful and material breach of this Agreement, in which case the non-breaching party shall be entitled to all rights and remedies available at Law or in equity.

10.3            Fees and Expenses Following Termination.

(a)               If this Agreement is terminated by the Seller Representative pursuant to Section 10.1(iv) or Section 10.1(vi), then Buyer shall pay, or cause to be paid, to the Company, an amount in cash equal to thirty one million, seven hundred and fifty thousand dollars ($31,750,000) (such payment, the “Buyer Termination Fee”), such payment to be made by wire transfer of immediately available funds within two (2) Business Days following such termination.

(b)              The parties acknowledge and agree that (i) the fees and other provisions of this Section 10.3 are an integral part of the transactions contemplated hereunder, (ii) the Buyer Termination Fee pursuant to this Section 10.3 shall constitute liquidated damages and not a penalty, (iii) in no event shall Buyer be required to pay the Buyer Termination Fee on more than one occasion, and (iv) without these agreements, the parties would not enter into this Agreement. If Buyer fails to pay the Buyer Termination Fee as set forth herein, Buyer shall also be liable for any reasonable out-of-pocket costs and expenses (including out-of-pocket attorneys’ fees) incurred by the Seller Representative and the Company following such determination in connection with their collection efforts under this Section 10.3 to receive the Buyer Termination Fee, together with interest on such amount or portion thereof at an annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received plus two percent (2%), or a lesser rate that is the maximum permitted by applicable Law. If the Seller Representative commences suit that results in a judgment for the Parent Parties or their respective Affiliates, the Seller Representative shall be liable to Buyer for any reasonable out-of-pocket costs and expenses (including out-of-pocket attorneys’ fees) incurred by the Parent Parties in connection with such suit.

(c)              Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 11.17, each of the parties hereto expressly acknowledges and agrees that, the Buyer Termination Fee shall constitute the sole and exclusive remedy of the Company Group, the Seller Representative and the Blocker Seller and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents or Affiliates (collectively, the “Company Related Parties”) against Buyer and the Debt Financing and the Debt Financing Sources with respect to or relating in any way to this Agreement, the Debt Financing and the Debt Commitment Letter (and the fee letter referred to therein) or the performance thereof or the financings contemplated thereby, the Guarantors with respect to the Equity Commitment Letter and the Limited Guaranties, and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents or Affiliates (collectively, the “Buyer Related Parties”) for all losses and damages in respect of this Agreement or the transactions contemplated hereunder (whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Buyer against any Buyer Related Party, by the enforcement of any assessment or by any Action, by virtue of any Law, or otherwise), including the failure of the Closing to occur, and neither the Company Group, the Seller Representative nor the Blocker Seller nor any Company Related Party shall bring or permit any of their respective Affiliates to bring any Action against any Buyer Related Party in connection with any such failure of the Closing to occur; provided, however, notwithstanding the foregoing, all of such parties shall remain obligated for, and the members of the Company Group will be entitled to remedies with respect to, the Confidentiality Agreement. Upon payment of the Buyer Termination Fee to the Company pursuant to Section 10.3(a), none of the Buyer Related Parties shall have any further liability or obligation to any of the Company Related Parties relating to or arising out of this Agreement, the transactions contemplated by this Agreement, the Limited Guaranties, the Financing Commitments or in respect of any other agreement, document or theory of law or equity (whether in contract, in tort or otherwise) or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise (except that Buyer shall continue to be obligated to the Company under the Confidentiality Agreement and for any of its expense reimbursement, interest and indemnification obligations contained in Section 7.16(b) and Section 10.3(b)). Each of the Buyer Related Parties are third party beneficiaries of this Section 10.3(c) and shall be entitled to enforce such provisions to the same extent as if they were a party hereunder.

(d)              The parties further acknowledge that the Seller Representative may pursue both a grant of specific performance in accordance with Section 11.17 and the payment of the Buyer Termination Fee under Section 10.3(a), but that under no circumstances shall the Seller Representative or any other Person be permitted or entitled to receive both a grant of specific performance and the Buyer Termination Fee. For avoidance of doubt, the availability of the Seller Representative’s right to terminate this Agreement pursuant to Section 10.1(iv) or Section 10.1(vi) shall in no way obligate the Seller Representative or the Company to pursue the remedy provided in Section 10.3(a), and unless and until any such right of termination is exercised, the Seller Representative, the Blocker Seller and the Company retain and reserve all rights to enforce the performance of this Agreement pursuant to Section 11.17, including the right to force the Parent Parties to consummate the transactions contemplated by this Agreement even in the absence of the funding of any Debt Financing.

(e)              If the transactions contemplated by this Agreement are terminated as provided in Section 10.1, Buyer acknowledges and agrees that all documents, copies thereof, and all other materials received from or on behalf of any member of the Company Group relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, shall continue to be subject to the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

Article 11

MISCELLANEOUS

11.1          Nonsurvival of Representations, Warranties and Covenants. Notwithstanding any applicable statutes of limitations, which the parties hereto intend to modify and limit as set forth in this Section 11.1, none of the representations, warranties, covenants and other agreements, in each case, contained in this Agreement, or in any instrument or certificate delivered by any party at Closing, will survive the Closing, and none of the parties shall have any liability to each other after the Closing for any breach thereof, except for (i) covenants and agreements which contemplate performance after the Closing or otherwise expressly by their terms survive the Closing, each of which will survive in accordance with its terms and (ii) the representations and warranties of the Blocker Seller set forth in Section 5.5(a), which shall survive the Closing.

11.2           Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

11.3           Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding anything to the contrary contained herein, Section 10.3(b), this Section 11.3, Section 11.10, Section 11.14, Section 11.15 and Section 11.19 (and any other provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of the foregoing) may not be amended, modified or terminated in a manner that is material and adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources and any purported amendment by any party hereto in a manner that does not comply with this Section 11.3 will be void.

11.4           Entire Agreement. This Agreement, including the Schedules and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement, and the other documents delivered pursuant to this Agreement and the Confidentiality Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and the businesses and operations of the Company and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

11.5           Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

11.6           Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (i) in writing and served by personal delivery upon the party for whom it is intended, (ii) if delivered by electronic mail or facsimile with non-automated receipt confirmed, or (iii) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:

If to the Seller Representative or the Blocker Seller:

GA Escrow, LLC
c/o General Atlantic Service Company, LLC

55 East 52nd St., 33rd Floor

New York, NY 10055
Attention: [       ]
Fax: [     ]

Email: [             ]

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: [      ]
Fax: [    ]

Email: [            ]

If to the Company:

Amplify Holdings LLC

1800 Continental Blvd, Suite 300

Charlotte, NC 28273

Attention: [    ] Email [         ]

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: [      ]
Fax: [    ]

Email: [            ]

If to the Merger Participant Tax Representative (who shall receive notice solely with respect to matters set forth in Section 7.14:

JWF Rollover, LLC
1355 Greenwood Cliff Rd., Suite 301

Charlotte, NC 28204
Attention: [      ]

Email: [            ]

With a copy to (which shall not constitute notice):

Alston & Bird LLP
101 South Tryon Street, Suite 4000
Charlotte, NC 28280
Attention: [      ]
Fax: [     ]

Email: [            ]

If to any Parent Party:

c/o Hellman & Friedman LLC

One Maritime Plaza

12th Floor

San Francisco, CA 94111
Attention: [      ]

Email: [            ]

With a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304
Attention: [      ]

Email: [            ]

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 11.6.

11.7           Exhibits and Schedules.

(a)              Any matter, information or item disclosed in the Schedules delivered under any specific representation, warranty or covenant or Schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement in respect of which such disclosure is reasonably apparent on its face. The inclusion of any matter, information or item in any Schedule to this Agreement shall not be deemed to constitute an admission of any liability by the Company or the Blocker Seller to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

(b)              The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

11.8           Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

11.9           Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of Law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void; provided, however, that each of the Parent Parties may assign, without prior written consent of, but with prior written notice to, the Seller Representative, all or any portion of this Agreement or its rights hereunder to (i) any of their Affiliates (provided, that no such assignment will relieve the Parent Parties of their obligations hereunder), (ii) any of the Debt Financing Sources as collateral security or (iii) to any other Person, solely after the Closing, in connection with an internal restructuring, joint venture, sale or divestiture of all or a portion of the equity interests of assets of the Parent Parties or any of their respective Affiliates (whether by joint venture, liquidation, dissolution, reorganization, recapitalization, consolidation, sale of assets, stock purchase, merger or otherwise) or any other action or combination of actions.

11.10          No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except for the Persons identified in Section 7.6, Section 10.3, Section 11.3, this Section 11.10 (with respect to the Debt Financing Sources), Section 11.12, Section 11.13, Section 11.14, Section 11.15 and Section 11.19, and Paul, Weiss as set forth in Section 7.8.

11.11         Counterparts. This Agreement may be signed in any number of counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

11.12         Buyer Release. From and after the Closing, Buyer agrees, on behalf of itself and its Affiliates (and, from and after the Closing, shall cause the Company to agree), that none of (x) the current or former officers and directors of the Blocker Seller or the Seller Representative (solely in such capacities), (y) the Blocker Seller or the Seller Representative or (z) the current or former equity holders of the Company Group (solely in such capacities) as of or prior to the Closing Date (the “Seller Released Parties”) have any liability or responsibility, other than for Fraud, to any of Buyer or the Company Group (and Buyer hereby unconditionally, absolutely, generally, irrevocably and completely releases, remises, relinquishes, waives and forever discharges, and from and after the Closing agrees to cause the Company to release, remise, relinquish, waive and forever discharge), the Seller Released Parties from any obligations or liability:

(a)              arising out of, or relating to, any matter, occurrence, action or activity prior to the Closing regarding the organization, management or operation of the businesses of the Company or any Company Subsidiary;

(b)              relating to this Agreement and the transactions contemplated hereby, except, in the case of the Blocker Seller and the Seller Representative, for (i) covenants and agreements which contemplate performance after the Closing or otherwise expressly by their terms survive the Closing, and (ii) representations and warranties of the Blocker Seller that expressly survive the Closing, each of which will survive in accordance with its terms;

(c)              for any breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement, the Schedules and Exhibits hereto or in any certificate contemplated hereby and delivered in connection herewith, except, (i) in the case of the Blocker Seller and the Seller Representative, with respect to the covenants and agreements which contemplate performance after the Closing or (ii) the covenants, agreements, representations and warranties that otherwise expressly by their terms survive the Closing, each of which will survive in accordance with its terms; or

(d)              relating to any information (whether written or oral), documents or materials furnished to Buyer or its Affiliates by or on behalf of the Blocker Seller or the Company Group, including the Confidential Information.

Buyer agrees (and, agrees to cause the Buyer Related Parties, and from and after the Closing, the Company) not to demand, institute, commence or cause to be commenced, any claim released or purported to be released pursuant to this Section 11.12.

11.13         Blocker Seller Release. From and after the Closing, the Blocker Seller agrees on behalf of itself and its Affiliates that none of the Buyer Related Parties shall have any liability or responsibility to the Blocker Seller, its Affiliates or any of their respective partners, members, directors, officers, employees, agents, representatives, successors and assigns (the “Seller Releasing Parties”), for (and the Blocker Seller hereby unconditionally, absolutely, generally, irrevocably and completely releases, remises, relinquishes, waives, forever discharges and agrees to cause the Seller Releasing Parties to release, remise, relinquish, waive and forever discharge) any claims that the Blocker Seller (or any of its Affiliates) has against (x) the Buyer Related Parties in their capacity as direct or indirect equity holders of the GA Blocker or the Company, (y) the Company and the Company’s Affiliates and (z) each of the foregoing’s respective partners, members, directors, officers, employees, agents, representatives, successors and assigns, except, in the case of Buyer, other than for Fraud or as expressly set forth in this Agreement or any document contemplated herein or entered into in connection with the transactions contemplated hereby, in each case, subject to Section 10.3(c). The Blocker Seller agrees (and agrees to cause the Seller Releasing Parties) not to demand, institute, commence or cause to be commenced, any claim released or purported to be released pursuant to this Section 11.13.

11.14         Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflict of Laws. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the Laws of the State of Delaware and that the Laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto: (a) agrees that this Agreement involves at least US $100,000; (b) agrees that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708; (c) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware) with respect to all actions and proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (whether based on contract, tort or other theory); (d) agrees that all claims with respect to any such action or proceeding shall be heard and determined in such courts and agrees not to commence any action or proceeding relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort or other theory) except in such courts; (e) irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum and (f) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Notwithstanding the foregoing, each party hereto agrees that any action or proceeding of any kind or nature (whether based on contract, tort or other theory) against any Debt Financing Source relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, Borough of Manhattan or if under applicable Law exclusive jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof). The parties hereto agree that any violation of this Section 11.14 shall constitute a material breach of this Agreement and shall constitute irreparable harm.

11.15         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING WITH RESPECT TO THE DEBT FINANCING) OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING ANY DEBT FINANCING SOURCE AND THEIR RESPECTIVE AFFILIATES) (IN EACH CASE WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16      Conveyance Taxes. Buyer shall pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by this Agreement and the Company and Buyer shall jointly file all required change of ownership and similar statements.

11.17      Specific Performance.

(a)               The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at Law or in equity.

(b)               Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) it has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

11.18      Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

11.19      Limitation on Recourse. No Action shall be brought or maintained by any party hereto or any of their respective Affiliates or their respective successors or permitted assigns against any current or former direct or indirect equity holder, officer, director, employee or Affiliate of Buyer, the Company, the Seller Representative or the Blocker Seller, as applicable (who shall be third party beneficiaries of this Section 11.19), which is not otherwise expressly identified as a party hereto, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder. None of the Debt Financing Sources or any of their respective Affiliates (who shall be third party beneficiaries of this Section 11.19) shall have any liability or obligation to the Company, the Seller Representative or the Blocker Seller or any of their respective Affiliates and none of the Company, the Seller Representative or the Blocker Seller or any of their Affiliates shall have any rights or claims against any of the Debt Financing Sources or any of their respective Affiliates, in each case, relating to or arising out of this Agreement, the Debt Financing and any agreement entered into by the Company, the Seller Representative or the Blocker Seller in connection herewith, or the transactions contemplated hereby or thereby, provided that, notwithstanding the foregoing, nothing herein shall affect the rights of the Surviving LLCs against the Debt Financing Sources or any of their respective Affiliates with respect to the Debt Financing following the Mergers. Notwithstanding anything herein to the contrary, nothing contained in this Section 11.9 shall in any way limit the rights of the Blocker Seller, the GA Blocker or the Company against the Guarantors pursuant and subject to the terms of the Equity Commitment Letter or any Limited Guaranty.

11.20      Seller Representative Expense Fund.

(a)               The Seller Representative shall hold the Seller Representative Expense Fund in the Seller Representative Expense Account (as agent and for the benefit of the Blocker Seller and the Merger Participants) as a fund from which the Seller Representative shall pay any amounts due by or on behalf of the Blocker Seller and the Merger Participants hereunder, including, any out-of-pocket losses and reasonable third-party fees, expenses or costs it incurs in performing its duties and obligations under this Agreement by or on behalf of the Blocker Seller and the Merger Participants, including fees and expenses incurred pursuant to the procedures and provisions set forth in Section 2.8 and legal and consultant fees, expenses and costs for reviewing, analyzing and defending any claim or process arising under or pursuant to this Agreement (collectively, “Administrative Costs”) and to fund any indemnification obligations pursuant to Section 11.21(b). Other than the distributions pursuant to Section 11.20(c), the Seller Representative Expense Fund may not be used for any purpose other than as set forth in this Section 11.20(a).

(b)               Amounts drawn from the Seller Representative Expense Account to pay Administrative Costs shall be drawn to reflect the Blocker Seller’s and the Merger Participant’s liability for such Administrative Costs in accordance with its respective Pro Rata Share.

(c)               At such time, and from time to time, that the Seller Representative determines in its discretion that the Seller Representative Expense Fund will not be required for the payment of such Administrative Costs or the payment of indemnification obligations pursuant to Section 11.21(b), the Seller Representative shall distribute the amounts then on deposit in the Seller Representative Expense Fund (the “Remaining Funds”) to the Blocker Seller, to the Paying Agent for further distribution to the Merger Participants (subject to Section 2.9(b)) and to the Company for further distribution to the Rollover Sellers, in each case in accordance with such Person’s Pro Rata Share, their share of  the Remaining Funds; provided, that, unless a claim is pending which could require payment from the Seller Representative Expense Account, the Seller Representative shall distribute the Remaining Funds in accordance with this sentence no later than the date that is the latter to occur of (x) six (6) years and thirty (30) days from the Closing and (y) the date upon which the 2017 Contingent Value Rights have been fully paid, settled and resolved in accordance with the terms of this Agreement. Upon the distribution of any funds pursuant to this Section 11.20(c), the Seller Representative shall provide a statement to the Blocker Seller, the Merger Participants and the Rollover Sellers accounting for all activity with respect to the Seller Representative Expense Account for the period beginning from the later of the Closing Date or the date of the last distribution of any funds pursuant to this Section 11.20(c) through (ii) the date of such distribution of funds.

(d)               The Seller Representative, or the Company, if requested by the Seller Representative, shall report and withhold any Taxes (from amounts paid by or from the Seller Representative Expense Account) as it determines may be required by any Law or regulation in effect at the time of any distribution.

11.21      Seller Representative.

(a)               The Blocker Seller and each Merger Participant hereby designates the Seller Representative to execute any and all instruments or other documents on behalf of the Blocker Seller and Merger Participants, and to do any and all other acts or things on behalf of the Blocker Seller and Merger Participants, which the Seller Representative may deem necessary or advisable, or which may be required pursuant to this Agreement, the Escrow Agreement, Paying Agent Agreement or otherwise, in connection with the consummation of the transactions contemplated hereby or thereby and the performance of all obligations hereunder or thereunder at or following the Closing, including, but not limited to, the exercise of the power to: (i) execute the Escrow Agreement and Paying Agent Agreement on behalf of the Blocker Seller and Merger Participants, (ii) act for the Blocker Seller and Merger Participants with respect to any adjustments pursuant to the Aggregate Closing Date Consideration pursuant to Section 2.8, any payment of Deferred Consideration pursuant to Section 2.11 or the 2017 Contingent Value Rights; (iii) give and receive notices and communications to or from Buyer and/or the Escrow Agent relating to this Agreement, the Escrow Agreement, the Paying Agent Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement, the Escrow Agreement or the Paying Agent Agreement expressly contemplates that any such notice or communication shall be given or received by the Blocker Seller and Merger Participants, individually), (iv) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand arbitration or litigation of, and comply with orders of arbitrators or courts with respect to, any dispute between Buyer and the Blocker Seller and Merger Participants, in each case relating to this Agreement, the Escrow Agreement or the Paying Agent Agreement, and (v) take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing. The Seller Representative shall have authority and power to act on behalf of the Blocker Seller and Merger Participants with respect to the disposition, settlement or other handling of all claims under this Agreement, the Escrow Agreement and the Paying Agent Agreement and all rights or obligations arising under this Agreement, the Escrow Agreement and the Paying Agent Agreement. The Blocker Seller and Merger Participants shall be bound by all actions taken and documents executed by the Seller Representative in connection with this Agreement, the Escrow Agreement and the Paying Agent Agreement, and Buyer shall be entitled to rely on any action or decision of the Seller Representative. The Seller Representative shall receive no compensation for its services. Notices or communications to or from the Seller Representative shall constitute notice to or from the Blocker Seller and Merger Participants. The Seller Representative shall act in good faith in connection with its obligations hereunder. Notwithstanding anything herein to the contrary, the Seller Representative may not agree to settle any claim that would impose any material, non-monetary obligation on a Rollover Seller or Merger Participant. The Seller Representative shall provide each Merger Participant and Rollover Seller with written notice of any material actions taken pursuant to this Section 11.21.

(b)               In performing the functions specified in this Agreement, the Seller Representative shall not be liable to any Blocker Seller or Merger Participant other than for liability as a result of gross negligence, willful misconduct, fraud or bad faith on the part of the Seller Representative. The Blocker Seller and Merger Participants shall severally (based on the Blocker Seller’s and each Merger Participant’s respective Pro Rata Shares), and not jointly, indemnify and hold harmless the Seller Representative from and against any Loss incurred without gross negligence, willful misconduct, fraud or bad faith on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of its duties hereunder (other than Administrative Costs reimbursed or paid from the Seller Representative Expense Fund). If not paid directly to the Seller Representative by the Blocker Seller and Merger Participants, such Losses may be recovered by the Seller Representative from the Adjustment Escrow Amount otherwise distributable to the Blocker Seller and Merger Participants pursuant to Section 2.8(e) and in accordance with the terms hereof and of the Escrow Agreement and Paying Agent Agreement, at the time of distribution, and such recovery will be made from the Blocker Seller and Merger Participants according to their respective Pro Rata Share.

11.22      Merger Participant Tax Representative.

(a)               Each Merger Participant hereby designates the Merger Participant Tax Representative to execute any and all instruments or other documents on behalf of the Merger Participants, and to do any and all other acts or things on behalf of the Merger Participants, which the Merger Participant Tax Representative may deem necessary or advisable, or which may be required pursuant to this Agreement in connection with the tax matters set forth in Section 7.14 of this Agreement and the performance of all obligations thereunder at or following the Closing (such matters, the “Merger Participant Tax Representative Matters”). The Merger Participant Tax Representative shall have authority and power to act on behalf of the Blocker Seller and Merger Participants with respect to the disposition, settlement or other handling of all claims with respect to the Merger Participant Tax Representative Matters and all rights or obligations arising with respect to the Merger Participant Tax Representative Matters. The Merger Participants shall be bound by all actions taken and documents executed by the Merger Participant Tax Representative in connection with the Merger Participant Tax Representative Matters, and Buyer shall be entitled to rely on any such action or decision of the Merger Participant Tax Representative. The Merger Participant Tax Representative shall receive no compensation for its services. Notices or communications to or from the Merger Participant Tax Representative with respect to the Merger Participant Tax Representative Matters shall constitute notice to or from the Merger Participants. The Merger Participant Tax Representative shall act in good faith in connection with its obligations hereunder. Notwithstanding anything herein to the contrary, the Merger Participant Tax Representative may not agree to settle any claim that would impose any material, non-monetary obligation on a Rollover Seller or Merger Participant. The Merger Participant Tax Representative shall provide each Merger Participant and Rollover Seller with written notice of any material actions taken pursuant to this Section 11.22.

(b)               In performing the functions specified in this Section 11.22, the Merger Participant Tax Representative shall not be liable to any holder of Common Units or Incentive Units other than for liability as a result of gross negligence, willful misconduct, fraud or bad faith on the part of the Merger Participant Tax Representative. The holders of Common Units and Incentive Units shall severally (based on their relative respective share of the Aggregate Closing Date Consideration allocable to such Person), and not jointly, indemnify and hold harmless the Merger Participant Tax Representative from and against any Loss incurred without gross negligence, willful misconduct, fraud or bad faith on the part of the Merger Participant Tax Representative and arising out of or in connection with the acceptance or administration of its duties hereunder.

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[Signature Pages]

Signature Page – Merger Agreement

Exhibit A

Current Assets

Current Liabilities

Exhibit A – Page 1

Exhibit B

Balance Sheet Rules

Exhibit B – Page 1

Exhibit C

Form of Escrow Agreement

Exhibit C – Page 1

Exhibit D

Form of Member Approval

Exhibit D – Page 1